                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 11)*


                             CAROLCO PICTURES INC.
                    ---------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
                    ---------------------------------------
                         (Title of Class of Securities)


                                  143763 10 0
                    ---------------------------------------
                                 (CUSIP Number)

                      John A. St. Clair, Coudert Brothers
        1055 W. 7th Street, Los Angeles, California 90017 (213) 688-9088
                    ---------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                December 30, 1994
                    ---------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

         Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Exhibit Index:  Page 10
                              Page 1 of 259 pages

CUSIP No. 143763 10 0                                       Page 2 of 259 Pages

                                  SCHEDULE 13D

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                 Canal+ S.A.
                 (has no S.S. or I.R.S. Identification No.)

2        Check the Appropriate Box if a Member of a Group *
                                                   a.       [X]
                                                   b.       [ ]

3        SEC Use Only

4        Source of Funds*

                 AF; WC:  see discussion in Item 3

5        Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)   [ ]

6        Citizenship or Place of Organization

                 Republic of France

                          7       Sole Voting Power
  Number of
    Shares                                  0
Beneficially              8       Shared Voting Power
  Owned By
    Each                          61,606,757
 Reporting                9       Sole Dispositive Power
   Person
    With                                    0
                          10      Shared Dispositive Power

                                  61,606,757

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                   61,606,757     (excluding shares owned by other members of
                                  group)

                  330,276,345     (including shares owned by other members of
                                  group)

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain
         Shares*   [ ]

13       Percent of Class Represented By Amount in Row (11)

                 36.2%    (excluding shares owned by other members of group)

                 91.2%    (including shares owned by other members of group)

14       Type of Reporting Person*

                 CO





                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                       Page 3 of 259 Pages

                                  SCHEDULE 13D

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                 Cinepole Productions B.V.
                 (has no S.S. or I.R.S. Identification No.)

2        Check the Appropriate Box if a Member of a Group *
                                                   a.       [X]
                                                   b.       [ ]

3        SEC Use Only

4        Source of Funds*

                 AF; WC:  see discussion in Item 3

5        Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)   [ ]

6        Citizenship or Place of Organization

                 Republic of France

                          7       Sole Voting Power
  Number of
    Shares                                  0
Beneficially              8       Shared Voting Power
  Owned By
    Each                          61,606,757
 Reporting                9       Sole Dispositive Power
   Person
    With                                    0
                          10      Shared Dispositive Power

                                  61,606,757

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                   61,606,757     (excluding shares owned by other members of
                                  group)

                  330,276,345     (including shares owned by other members of
                                  group)

12       Check Box If the Aggregate Amount in Row (11) Excludes Certain
         Shares*   [ ]

13       Percent of Class Represented By Amount in Row (11)

                 36.2% (excluding shares owned by other members of group)

                 91.2% (including shares owned by other members of group)

14       Type of Reporting Person*

                 CO





                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                       Page 4 of 259 Pages

                                  SCHEDULE 13D

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                 Le Studio Canal+
                 (has no S.S. or I.R.S. Identification No.)

2        Check the Appropriate Box If a Member of a Group*
                                           a.      [X]
                                           b.      [ ]

3        SEC Use Only

4        Source of Funds*

                 AF; WC:  see discussion in Item 3

5        Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)   [ ]

6        Citizenship or Place of Organization

                 Republic of France

                          7       Sole Voting Power
 Number of
   Shares                                   0
Beneficially              8       Shared Voting Power
 Owned By
    Each                          61,606,757
 Reporting                9       Sole Dispositive Power
   Person
    With                                    0
                          10      Shared Dispositive Power

                                  61,606,757

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                   61,606,757     (excluding shares owned by other members of
                                  group)

                  330,276,345     (including shares owned by other members of
                                  group)

12       Check Box If the Aggregate Amount in Row (11) Exclude Certain
         Shares*   [ ]

13       Percent of Class Represented By Amount in Row (11)

                 36.2% (excluding shares owned by other members of group)

                 91.2% (including shares owned by other members of group)

14       Type of Reporting Person*

                 CO





                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 5 of 259 Pages


         This Amendment No. 11 is filed on behalf of Canal+ S.A., Le Studio Canal+ and Cinepole Productions B.V. (collectively, "Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share, of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991, Amendment No. 2 thereto dated November 11, 1991, Amendment No. 3 thereto dated January 23, 1992, Amendment No. 4 thereto dated March 24, 1992, Amendment No. 5 thereto dated June 22, 1992, Amendment No. 6 thereto dated November 10, 1992, Amendment No. 7 thereto dated April 27, 1993, Amendment No. 8 thereto dated June 25, 1993, Amendment No. 9 thereto dated September 27, 1993, and Amendment No. 10 thereto dated October 20, 1993 (collectively, "Schedule 13D"). This Amendment No. 11 is filed in order to disclose material developments in regard to the securities of Carolco as a result of the purchase on December 30, 1994 by Cinepole B.V. ("Cinepole") of $7,500,000 of the 7% Convertible Subordinated Notes Due 2006 of Carolco (the "7% Notes"). Such $7,500,000 of 7% Notes are currently convertible into an aggregate of 9,999,975 shares of Common Stock.

         Pursuant to Item 101 of Regulation S-T, which provides that an amendment to a paper format Schedule 13D filed with respect to a registrant that has become subject to mandated electronic filing shall be in electronic format and the first such amendment shall restate the entire text of the
Schedule 13D, the initial Statement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9 and Amendment No. 10 are being filed as part of this Amendment No. 11 as Attachment 1, Attachment 2, Attachment 3, Attachment 4, Attachment 5, Attachment 6, Attachment 7, Attachment 8, Attachment 9, Attachment 10 and Attachment 11, respectively, hereto and are hereby incorporated by reference herein. Because previously filed paper exhibits to a Schedule 13D are not required to be restated electronically, exhibits to the initial Statement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9 and Amendment No. 10, respectively, are not being refiled with this Amendment No. 11.

Item 3.          Source and Amount of Funds or Other Consideration

         Item 3 is hereby amended and supplemented as follows:

         The information set forth in Item 4 hereof is hereby incorporated herein by reference.

Item 4.          Purpose of Transaction

         Item 4 is hereby amended and supplemented as follows:

         Pursuant to the Standby Purchase and Investment Agreement dated as of July 29, 1993 by and among Carolco, Cinepole, Le Studio Canal+, Pioneer LDCA, Inc., RCS Video International Services B.V. and Tele-Communications, Inc. (the "Standby Agreement"), on December 30, 1994, Cinepole purchased $7,500,000 of the 7% Notes of Carolco. Such $7,500,000 of 7% Notes are currently convertible into an aggregate of 9,999,975 shares of Common Stock of Carolco.

Item 5.          Interest in Securities of the Issuer

         Item 5(a) of Schedule 13D is amended to read in full as follows:

         (a) As of the date of this Amendment No. 11, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, and Le Studio Canal+ may be deemed to own indirectly through Cinepole, the following securities of Carolco, excluding securities of Carolco owned by the Members (as defined below) other than Canal+.

                                                           Page 6 of 259 Pages


         Title of Class                       Number of Shares                       Percent of Class
         --------------                       ----------------                       ----------------
         Common Stock                             26,100,031                                15.4
         Common Stock(1)                          22,113,641                                13.0
         Common Stock(2)                           9,999,975                                 5.9
         Common Stock(3)                           2,643,109                                 1.6
         Common Stock(4)                             500,001                                  .3
         Common Stock(5)                             250,000                                  .2
                                                  ----------                                ----
         TOTAL                                    61,606,757                                36.2*
                                                  ----------                                ----

         Canal+, RCS Video International Services B.V. ("RCS"), Pioneer LDCA, Inc. ("Pioneer") and Credit Lyonnais S.A. ("CL") (collectively, with certain of their respective affiliates, the "Strategic Investors") previously formed a group for the purpose of purchasing additional voting securities of Carolco and obtaining a majority representation on the board of directors of Carolco. The Strategic Investors and New Carolco Investments B.V. ("New CIBV") formed a group for purposes of obtaining a majority representation on the board of directors of Carolco. The Strategic Investors and New CIBV are hereinafter collectively referred to as the "Members."

         As of the date of this Amendment No. 11, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, (which owns such shares indirectly through Cinepole) and by reason of Canal+ being one of the Members, the following securities of Carolco:

         Title of Class                       Number of Shares                       Percent of Class
         --------------                       ----------------                       ----------------
         BY CANAL+
         ---------
         Common Stock                             26,100,031                                     7.2
         Common Stock(6)                          22,113,641                                     6.1
         Common Stock(7)                           9,999,975                                     2.8
         Common Stock(8)                           2,643,109                                      .7
         Common Stock(9)                             500,001                                      .1
         Common Stock(10)                            250,000                                      .1
         -----------                              ----------                                    ----
         SUB-TOTAL                                61,606,757                                    17.0

__________________________________

     *     does not foot due to rounding.

     (1) These shares may be acquired upon the conversion of the Series A Preferred Stock (and include accrued but unpaid dividends as of January 1, 1995).

     (2) These shares may be acquired upon the conversion of $7,500,000 of the 7% Notes.

     (3) Represents Common Stock pledged to Canal+ by New CIBV as security for loans outstanding.

     (4)   Represents Common Stock issuable upon exercise of a call right.

     (5) Represents Common Stock underlying options held by directors of Carolco who have been designated by Canal+.

     (6)   See footnote (1).

     (7)   See footnote (2).

     (8)   See footnote (3).

     (9)   See footnote (4).

     (10)  See footnote (5).

                                                           Page 7 of 259 Pages


         BY PIONEER
         ----------
         Common Stock                             46,420,574                                    12.8
         Common Stock(11)                         70,763,653                                    19.5
         Common Stock(12)                         13,333,300                                     3.7
         Common Stock(13)                          2,643,109                                      .7
         Common Stock(14)                            500,001                                      .1
         Common Stock(15)                            402,500                                      .1
         -----------                             -----------                                    ----
         SUB-TOTAL                               134,063,137                                    37.0*

         BY RCS
         ------

         Common Stock                             15,960,316                                     4.4
         Common Stock(16)                          2,643,109                                      .7
         Common Stock(17)                          1,333,330                                      .4
         Common Stock(18)                            500,001                                      .1
         -----------                              ----------                                     ---
         SUB-TOTAL                                20,436,756                                     5.6

         BY CL
         -----

         Common Stock(19)                         53,072,740                                    14.7
         Common Stock(20)                         53,167,627                                    14.7
         -----------                             -----------                                    ----
         SUB-TOTAL                               106,240,367                                    29.3*

         BY NEW CIBV
         ----------

         Common Stock                              7,929,328                                     2.2
                                                 -----------                                    ----

         TOTAL                                   330,276,345                                    91.2*
                                                 ===========                                    ====

__________________________________

       *   does not foot due to rounding.

     (11) These shares may be acquired upon the conversion of the Series A Preferred Stock (and include accrued but unpaid dividends as of January 1, 1995).

     (12) These shares may be acquired upon the conversion of $10,000,000 of the 7% Notes.

     (13) Represents Common Stock pledged to Pioneer by New CIBV as security for loans outstanding.

     (14)  Represents Common Stock issuable upon exercise of a call right.

     (15) Represents Common Stock underlying options held by directors of Carolco who have been designated by Pioneer.

     (16) Represents Common Stock pledged to RCS by New CIBV as security for loans outstanding.

     (17) These shares may be acquired upon the conversion of $1,000,000 of the 7% Notes.

     (18)  Represents Common Stock issuable upon exercise of a call right.

     (19) These shares may be acquired upon the conversion of the Series A Preferred Stock (and include accrued but unpaid dividends as of January 1, 1995).

     (20) These shares may be acquired upon the conversion of $30,000,000 principal amount of 5% Payment-In-Kind Convertible Subordinated Notes due 2002 (the "5% Notes"). While the 5% Notes may not be converted within 60 days of this Amendment No. 11, the shares are included herein in accordance with SEC Rule 13d(3)(d)(1)(i) since Canal+ believes the 5% Notes were acquired by CL in connection with, or as a participant in, a transaction that may have been for the purpose or effect of changing or influencing the control of Carolco.

                                                           Page 8 of 259 Pages


Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         Item 6 of Schedule 13D is amended by the addition of the following:

         The information set forth in Items 4 and 5 hereof is hereby incorporated herein by reference.

         Cinepole's purchase of $7,500,000 of the 7% Notes of Carolco was made pursuant to the Standby Agreement, a copy of which is filed herewith as an Exhibit, with the Exhibit letter set opposite the description of such agreement. In connection with the purchase by Cinepole of $7,500,000 of the 7% Notes of Carolco, the remaining agreements described below have been executed by Carolco. A copy of each such agreement is filed as an Exhibit hereto, with the Exhibit letter set opposite the description of each such agreement.

99.AMM Standby Purchase and Investment Agreement, dated as of July 29, 1993 by and among Carolco, Cinepole, Le Studio Canal+, Pioneer LCDA, Inc., RCS Video International Services B.V. and Tele-Communications, Inc.

99.ANN Indenture, dated as of October 14, 1994, by and between Carolco and American Stock Transfer & Trust Company, a trust company organized and existing under the laws of New York.

99.AOO   Form of Carolco 7% Convertible Subordinated Note Due June 30, 2006.

Item 7.  Material to be filed as Exhibits

24       Powers of Attorney

99.A     Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

99.AMM Standby Purchase and Investment Agreement, dated as of July 29, 1993 by and among Carolco, Cinepole, Le Studio Canal+, Pioneer LCDA, Inc., RCS Video International Services B.V. and Tele-Communications, Inc.

99.ANN Indenture, dated as of October 14, 1994, by and between Carolco and American Stock Transfer & Trust Company, a trust company organized and existing under the laws of New York.

99.AOO   Form of Carolco 7% Convertible Subordinated Note Due June 30, 2006.

                                                           Page 9 of 259 Pages


                                   Signatures


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 1995                          CANAL+ S.A.


                                          By: /s/ John A. St. Clair
                                              --------------------------------
                                              Name:   John A. St. Clair
                                              Title:  Attorney-in-Fact


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 1995                          LE STUDIO CANAL+


                                          By: /s/ John A. St. Clair
                                              --------------------------------
                                              Name:   John A. St. Clair
                                              Title:  Attorney-in-Fact


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 1995                          CINEPOLE PRODUCTIONS B.V.


                                          By: /s/ John A. St. Clair
                                              --------------------------------
                                              Name:   John A. St. Clair
                                              Title:  Attorney-in-Fact

                                                          Page 10 of 259 Pages





                               INDEX TO EXHIBITS

                                                                                                                   Page
                                                                                                                   ----
24        Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  137

99.A      Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii)  . . . . . . . . . . . . . . . . . . . . . . .  140

99.AMM    Standby Purchase and Investment Agreement, dated as of July 29, 1993 by and among Carolco, Cinepole, Le Studio Canal+, Pioneer LCDA, Inc.,
          RCS Video International Services B.V. and Tele-Communications, Inc. . . . . . . . . . . . . . . . . . .  141

99.ANN    Indenture, dated as of October 14, 1994, by and between Carolco and
          American Stock Transfer & Trust Company, a trust company organized and existing under the laws of New York.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  167

99.AOO    Form of Carolco 7% Convertible Subordinated Note Due June 30, 2006  . . . . . . . . . . . . . . . . . .  250


                                                          Page 11 of 259 Pages


                                   Schedule A

                        Directors and Executive Officers
                            of the Reporting Persons


CANAL+ S.A.

         Directors

                                                     Residence or
         Name                                        Business Address                         Principal Occupation
         ----                                        ----------------                         --------------------
         Pierre Lescure                              85-89, Quai Andre Citroen                Chairman and Chief Executive Officer
                                                     F-75015 Paris, France                    Canal+ S.A.

         Andre Rousselet                             4 Avenue de New York
                                                     75016 Paris, France

         Guy Dejouany                                7 Avenue Vion Whitcomb                   Chairman
                                                     75016 Paris, France                      Compagnie Generale des Eaux
                                                                                              52, rue d'Anjou
                                                                                              F-75008 Paris, France
                                                                                              Water Distribution

         Paul-Louis Girardot                         40 rue des Chapelles Sevres              Chief Executive Officer
                                                     92 Paris, France                         Compagnie Generale des Eaux
                                                                                              52, rue d'Anjou
                                                                                              F-75008 Paris, France
                                                                                              Water Distribution

         Pierre Muron                                14 Avenue Victor Hugo                    Financial Advisor
                                                     75016 Paris, France                      Groupe Pallas France
                                                                                              61, rue de Monceau
                                                                                              F-75008 Paris, France
                                                                                              Finance

         Pierre Dauzier                              021 Quai de Bourbon                      Chairman, Havas SA
                                                     75004 Paris, France                      120, avenue Charles-de-Gaulle
                                                                                              F-92200 Neuilly-sur-Seine, France
                                                                                              Advertising

         Philippe said Gildas Lepretre               42 rue Poussin                           Association des Salaries actionnaires
         (representing Association des Salaries      75016 Paris, France                        de C+
         actionnaires de C+)                                                                  85-89 Quai Andre Citroen
                                                                                              F-75015 Paris, France

         Jean-Paul Delacour                          4 Avenue Ingres                          Chief Executive Officer
                                                     75016 Paris, France                      Geneveal, Groupe Societe Generale
                                                                                              29, Boulevard Haussmann
                                                                                              F-75009 Paris, France
                                                                                              Finance

                                                          Page 12 of 259 Pages


         Marc Ladreit de Lacharriere                 7 rue Boissonade                         Executive Vice President
         (representing FI.MA.LAC S.A.)               75014 Paris, France                      L'Oreal
                                                                                              10 place de General Catroux
                                                                                              75017 Paris
                                                                                              Paris No.  RCS B331604983

         Willy Stricker                              88 avenue Niel                           Societe de financements et de
         (representing Societe de                    75017 Paris, France                      participations dans la communication
         financements et de participations                                                    "PART'COM"
         dans la communication                                                                5 avenue de Breteuil
         PART'COM)                                                                            75017 Paris, France
                                                                                              Paris No.  RCS B379400591

         Nicolas Duhamel                             3 rue de Traktir
                                                     75106 Paris, France


         Executive Officers

                                                     Residence or
         Name                                        Business Address                         Principal Occupation
         ----                                        ----------------                         --------------------
         Pierre Lescure                              85-89, Quai Andre Citroen                Chairman and Chief Executive Officer
                                                     F-75015 Paris, France                    Canal+ S.A.

         Marc-Andre Feffer                           85-89, Quai Andre Citroen                Executive Vice President and General
                                                     F-75015 Paris, France                      Counsel
                                                                                              Canal+ S.A.

         Bruno Delecour                              85-89, Quai Andre Citroen                Executive Vice President and President
                                                     F-75015 Paris, France                      of Sales and Marketing
                                                                                              Canal+ S.A.

         Alain De Greef                              85-89, Quai Andre Citroen                Executive Vice President and President
                                                     F-75015 Paris, France                      of Programming
                                                                                              Canal+ S.A.

         Claude Ravilly                              85-89, Quai Andre Citroen                Executive Vice President and
                                                     F-75015 Paris, France                      Chief Financial Officer
                                                                                              Canal+ S.A.

         Marc Tessier                                85-89, Quai Andre Citroen                Executive Vice President,
                                                     F-75015 Paris, France                      Corporate Development
                                                                                              Canal+ S.A.

                                                          Page 13 of 259 Pages


LE STUDIO CANAL+

         Directors

                                                     Residence or
         Name                                        Business Address                         Principal Occupation
         ----                                        ----------------                         --------------------
         Claude Ravilly                              78 rue Olivier de Serres                 Executive Vice President and Chief
         (representing Canal+ S.A.)                  75015 Paris, France                        Financial Officer
                                                                                              Canal+ S.A.
                                                                                              3 Quai de Stalingrad
                                                                                              92100 Boulogne

         Pierre Lescure                              17, rue Dumont d'Urville                 Chairman and Chief Executive Officer
                                                     F-75116 Paris, France                    Canal+ S.A.

         Rene Bonnell                                11 rue Georges Berger                    Director of Cinema
                                                     75017 Paris, France                      Canal+ S.A.

         Marc-Andre Feffer                           66 rue Condorcet                         Executive Vice President and General
                                                     75009 Paris                                Counsel
                                                                                              Canal+ S.A.

         Leopold Jeorger                             8 bld Julien Potin                       Director, Large Companies
                                                     92200 Neuilly-sur-Seine                  Societe Generale
                                                                                              15, rue Pasquier
                                                                                              F-75008 Paris, France
                                                                                              Finance

         Alain De Greef                              57 Quai de Grenelle                      Executive Vice President and
                                                     75015 Paris, France                        President of Programming
                                                                                              Canal+ S.A.
                                                                                              85-89, Quai Andre Citroen
                                                                                              F-75015 Paris, France

         Pierre Dauzier                              021 Quai de Bourbon                      Chairman, Havas SA
         (representing Havas SA)                     75004 Paris, France                      120, avenue Charles-de-Gaulle
                                                                                              F-92200 Neuilly-sur-Seine, France
                                                                                              Advertising

         Jean-Louis Clavel                           6 chemin des Gressets                    Sivalparts SA
         (representing Sivalparts SA)                78430 Louveciennes                       50 Bld Haussmann
                                                                                              75009 Paris, France

         Louis Chodron de Courcel                    4 Square Villaret de Joyeuse             Executive Vice President
         (representing Banque Nationale              75017 Paris, France                      Banque Nationale de Paris SA
         de Paris SA)                                                                         16, bld des Italiens
                                                                                              F-75009 Paris, France
                                                                                              Banking

         Marie-Jacques,                              4 bis ave de Lorraine
         Meaudre-Desgouttes                          92380 Garches

         Nicolas Duhamel                             3 rue de Traktir                         Societe Crestoise de Participations -
         (representing Societe Crestoise de          75116 Paris, France                        Societe Anonyme
         Participations - Societe Anonyme)                                                    136 avenue Charles de Gaulle
                                                                                              92200 Neuilly-sur-Seine

                                                          Page 14 of 259 Pages


         Michel Denisot                              11 avenue de l'Observatoire
                                                     75006 Paris

         Executive Officers

                                                     Residence or
         Name                                        Business Address                         Principal Occupation
         ----                                        ----------------                         --------------------
         Pierre Lescure                              17, rue Dumont d'Urville                 Chairman and Chief Executive Officer
                                                     F-75116 Paris, France                    Canal+ S.A.

         Brahim Chioua                               17, rue Dumont d'Urville                 Chief Financial Officer
                                                     F-75116 Paris, France                    Le Studio Canal+

                                                          Page 15 of 259 Pages


CINEPOLE PRODUCTIONS B.V.

         Directors

                                                     Residence or
         Name                                        Business Address                         Principal Occupation
         ----                                        ----------------                         --------------------
         Dominique Jeunot                            17, rue Dumont d'Urville                 Canal+ S.A.
                                                     F-75116 Paris, France                    85-89, Quai Andre Citroen
                                                                                              F-75015 Paris, France

         MeesPierson Trust B.V.                      P.O. Box 990
                                                     Rokin 55
                                                     NI-1000 AS Amsterdam
                                                     The Netherlands

                                                                ATTACHMENT NO. 1

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                             (Amendment No. ___)*

                            Carolco Pictures Inc.
                            ---------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)

                                  143763 10 0
                                --------------
                                (CUSIP Number)

                        Joel A. Adler, Coudert Brothers
                  200 Park Avenue, New York, New York  16168
                                (212) 880-4420
                 ---------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 June 8, 1990
                     ------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / X /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))
                              Page 1 of 99 Pages

                        Index to Exhibits is on page 12

CUSIP No. 143763 10 0                          Page 2 of 99 Pages

                                 SCHEDULE 13D


1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

           CANAL+ S.A.
           (has no S.S. or I.R.S. Identification No.)

2     Check the Appropriate Box If a Member of a Group*
                               a.  /  /
                               b.  /  /

3     SEC Use Only

4     Source of Funds*

           WC

5     Check Box If Disclosure of Legal Proceedings Is Required
      Pursuant to Items 2(d) or 2(e)  /   /

6     Citizenship or Place of Organization

           Republic of France

                    7     Sole Voting Power
 Number of                         0
   Shares
Beneficially        8     Shared Voting Power
  Owned By                     1,771,621
    Each
  Reporting         9     Sole Dispositive Power
   Person                          0
    With
                   10     Shared Dispositive Power
                               1,771,621

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           1,771,621

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           5.6%

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                    Page 3 of 99 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. of I.R.S. Identification No. of Above Person

              CANAL+ PRODUCTIONS S.N.C.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /  /
                                b.  /  /

 3    Sec Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     1,771,621
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               1,771,621

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           1,771,621

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           5.6%

14    Type of Reporting Person*

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 4 of 99 Pages

ITEM 1.  SECURITY AND ISSUER

        The class of equity securities to which this statement relates is the Common Stock, par value $.01 per share, issued by Carolco Pictures Inc. (the "Common Stock"). The principal executive offices of Carolco Pictures Inc., a Delaware corporation ("Carolco"), are located at 8800 Sunset Boulevard, Los Angeles, California 90069.

ITEM 2.  IDENTITY AND BACKGROUND

        (a), (b), (c) and (f). This statement on Schedule 13D is being filed jointly by Canal+ S.A. ("Canal+") and Canal+ Productions S.N.C. ("Canal+ Productions") (collectively, the "Reporting Persons") in accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

        Canal+ is a corporation organized under the laws of the Republic of France. Its principal business is the operation of an over-the-air pay television channel in France. Its principal business address is 78, rue Olivier de Serres, 75015 Paris, France.

        Canal+ Productions is an entity organized under the laws of the Republic of France. Its principal business is the production, purchase and sale of audio visual properties. Its principal business address is 78, rue Olivier de Serres, 75015 Paris, France. Ninety-nine percent of the common stock of Canal+ Productions is held directly by Canal+.

        Schedule A to this statement, which is incorporated herein by this reference, sets forth the name, residence or business address, principal occupation or employment, and the name, principal business and address of the corporation or other organization in which such employment is conducted of each director and executive officer of the Reporting Persons. Each such director and executive officer is a citizen of the Republic of France.

        (d) and (e). Neither the Reporting Persons nor, to the knowledge of the Reporting Persons, any of the individuals listed on Schedule A have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been parties to a civil proceeding of a judicial or administrative body for violations of federal or state securities laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        The funds required to purchase 30,000 shares of Series B Convertible Preferred Stock, par value $1.00 per share, of Carolco ("Series B Preferred Stock"), which are convertible into 1,621,621 shares of Common Stock and the warrant referred in Item 6, being

                                                             Page 5 of 99 Pages

a total of $30 million, were supplied from the general corporate funds of Canal+.

ITEM 4.  PURPOSE OF TRANSACTION

        The purchase of the Series B Preferred Stock, together with the warrant referred to in Item 6, is for investment purposes.

        (a). Canal+ Productions has the right to convert the 30,000 shares of Series B Preferred Stock into 1,621,621, shares of Common Stock and the right to exercise the warrant (referred to in Item 6) to purchase up to 150,000 shares of Common Stock. The Reporting Persons reserve the right to acquire additional Carolco securities and to dispose of Carolco securities currently owned, subject to the restrictions contained in the Preferred Stock Purchase Agreement referred to in Item 5(c).

        (b).  None.

        (c) and (f). Canal+ Productions is forming directly or indirectly through an affiliate a partnership with an affiliate of Carolco to produce and distribute motion pictures submitted to the partnership by the partners in accordance with the terms of Exhibit E to the Preferred Stock Purchase Agreement, which is incorporated herein by this reference and included as Exhibit E hereto.

        (d). The Series B Preferred Stock is entitled to vote for and elect one director of Carolco. Canal+ Productions, as the holder of all shares of Series B Preferred Stock, is entitled to nominate such director. Pursuant to
Section 6(a)(i) of the Preferred Stock Purchase Agreement, after the Series B Preferred Stock is converted into shares of Common Stock, Carolco will include among its nominees for its board of directors one designee of the holder of a majority of such shares and certain Carolco Shareholders are obligated to vote for the election of such designee as a director.

        (e), (g), (h), (i) and (j).  None.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

        (a). By virtue of the transaction described in Item 5(c), Canal+ may be deemed beneficially to own indirectly through Canal+ Productions the following securities of Carolco:

                                                             Page 6 of 99 Pages



        Title of Class       Number of Shares        Percent of Class
        --------------       ----------------        ----------------
         Common Stock           1,621,621*                  5.1
         Common Stock             150,000**                 0.5


        (b). Canal+, through its indirect beneficial ownership of the Common Stock, and Canal+ Productions are deemed to have shared power to vote, to direct the vote, to dispose and to direct the disposition of the Common Stock.

        (c). Pursuant to the Preferred Stock Purchase Agreement, which is attached hereto as Exhibit B and incorporated herein by this reference, Canal+ Productions acquired 30,000 shares of Series B Preferred Stock and the warrant described in Item 6 on June 15, 1990 for $30 million in a private purchase.

        (d). and (e). Inapplicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDING OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Pursuant to the Preferred Stock Purchase Agreement, Canal+ Productions purchased from Carolco 30,000 shares of Series B Preferred Stock and Carolco granted Canal+ Productions a warrant to purchase up to 150,000 shares of Common Stock at a warrant price, subject to certain possible adjustments, of $18.50 per share of Common Stock. The warrant will expire five years after issuance. Also pursuant to the Preferred Stock Purchase Agreement, an affiliate of Carolco and Canal+ Productions, directly or indirectly through affiliates, are forming a partnership to produce and distribute motion pictures submitted to the partnership by the partners.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

        A. Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

        B. Preferred Stock Purchase Agreement dated as of May 15, 1990.

        C. Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (Exhibit A to Preferred Stock Purchase Agreement).

- ------------

* These shares may be acquired upon the conversion of the 30,000 shares of Series B Preferred Stock. The Series B Preferred Stock may be converted at any time.

** These shares may be acquired upon the exercise of the warrant referred to in
   Item 6.

                                                             Page 7 of 99 Pages


        D. Registration Rights Agreement (Exhibit B to Preferred Stock Purchase Agreement).

        E. Terms of Co-Production Venture (Exhibit E to Preferred Stock Purchase Agreement). (Portions omitted; filed separately with the Commission on a confidential basis in accordance with Rule 24b-2.)

        F. Warrant Agreement (Exhibit G to Preferred Stock Purchase Agreement).

                                                              Page 8 of 99 Pages

                                  SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 15th, 1990                          CANAL+ S.A.


                                         By /s/ Claude Ravilly
                                            ----------------------------
                                            Name:   Claude Ravilly
                                            Title:  Director Financier

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 15th, 1990                          CANAL+ PRODUCTIONS S.N.C.


                                         By /s/ Rene Bonnell
                                            ----------------------------
                                            Name:   Rene Bonnell
                                            Title:  Garant

                                                               ATTACHMENT NO. 2

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D


                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                            Carolco Pictures Inc.
                            ---------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)

                                 143763 10 0
                                --------------
                                (CUSIP Number)

                       Joel A. Adler, Coudert Brothers
                  200 Park Avenue, New York, New York 10166
                                (212) 880-4420
              -------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                              November 16, 1990
                     ------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box / /.

Check the the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       (Continued on following page(s))
                              Page 1 of 12 Pages

                        Index to Exhibits is on page 7

CUSIP No. 143763 10 0                                    Page 2 of 12 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.  (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /  /
                                b.  /  /

 3    Sec Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     1,869,521
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               1,869,521

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           1,869,521

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*                   /  /

13    Percent of Class Represented By Amount in Row (11)

           5.9%

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                    Page 3 of 12 Pages

                               SCHEDULE 13D

 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              LE STUDIO CANAL+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                        a.  /  /
                        b.  /  /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     1,869,521
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               1,869,521

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           1,869,521

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares* /  /

13    Percent of Class Represented By Amount in Row (11)

           5.9%

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 12 Pages


        This Amendment No. 1 is filed on behalf of Canal+ S.A. and Le Studio Canal+ (formerly Canal+ Productions S.N.C.) ("Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share, of Carolco Pictures Inc. ("Common Stock"). This Amendment No. 1 is filed primarily in order to disclose a partial waiver of the Common Stock standstill restrictions imposed on Canal+ in that certain Preferred Stock Purchase Agreement dated as of May 15, 1990, which was attached to the initial Statement as Exhibit B.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        Item 3 of Schedule 13D is amended by the addition of the following:

        The total consideration, excluding brokerage commissions and other costs of execution, paid for all shares of Common Stock acquired by Canal+ subsequent to the initial Statement was $804,025; such amount, together with $6,888.98 paid for brokerage commissions and other costs of execution, was supplied from the general corporate funds of Canal+.

ITEM 4.   PURPOSE OF TRANSACTION

        Paragraph (a) of this Item is amended by the addition of the following:

        The Common Stock standstill restrictions imposed on Canal+ in Section 6(b)(iii)(3) of the Preferred Stock Purchase Agreement have been waived by New Carolco Investments B.V. and a majority of the board of directors of Carolco Pictures Inc. to permit Canal+ to purchase up to an aggregate of one million shares of Common Stock through March 15, 1991. See New Carolco Investments B.V. resolution dated as of November 16, 1990 and letter dated as of November 16, 1990 from Carolco Pictures Inc. to Canal+ Productions S.N.C., which are attached hereto as Exhibits G and H, respectively, and incorporated herein by this reference. As of the date of this Amendment No. 1, Canal+ has acquired 97,900 shares of Common Stock since the transaction disclosed in the initial Statement. Canal+ intends to purchase up to an additional 902,100 shares of Common Stock prior to March 15, 1991, if it finds the price attractive.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

        Item 5(a) of Schedule 13D is amended to read in full as follows:

        (a) As of the date of this Amendment No. 1, Canal+ may be deemed beneficially to own indirectly through Le Studio Canal+ the following securities of Carolco:

                                                              Page 5 of 12 Pages

     TITLE OF CLASS       NUMBER OF SHARES       PERCENT OF CLASS
     --------------       ----------------       ----------------

      Common Stock           1,621,621*                5.1
      Common Stock             150,000**               0.5
      Common Stock              97,900                 0.3

     Item 5(c) of Schedule 13D is amended by the addition of the following:

     The following open market purchases of shares of Common Stock were effected by Canal+ subsequent to the initial Statement:

                             NO. OF SHARES
       DATE                    PURCHASED                PRICE PER SHARE***
       ----                  -------------              ------------------

     12/26/90                     3,200                      $8.50
     12/26/90                     3,400                       8.375
     12/27/90                     7,000                       8.50
     01/02/91                    12,400                       8.50
     01/03/91                    20,400                       8.00
     01/03/91                    25,000                       8.375
     01/07/91                    25,000                       8.00
     01/10/91                     1,500                       7.25

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
         WITH RESPECT TO SECURITIES OF THE ISSUER

     See Item 4 of this Amendment No. 1.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

     A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

     G.  New Carolco Investments B.V. resolution dated as of
         November 16, 1990.

     H.  Letter dated as of November 16, 1990 from Carolco
         Pictures Inc. to Canal+ Productions S.N.C.

- ------------

* These shares may be acquired upon the conversion of the 30,000 shares of Series B Preferred Stock. The Series B
     Preferred Stock may be converted at any time.

** These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the initial Statement.

***  Excludes brokerage commissions and other costs of execution.

                                                             Page 6 of 12 Pages


                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 28, 1991                         CANAL+ S.A.


                                          By /s/ Ravilly Claude
                                             ---------------------------------
                                             Name:  Ravilly Claude
                                             Title: Directeur Financier


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 28, 1991                         LE STUDIO CANAL+


                                          By /s/ Granier Olivier
                                             ---------------------------------
                                             Name:  Granier Olivier
                                             Title: Directeur Financier

                                                             Page 7 of 12 Pages


                              INDEX TO EXHIBITS



                                                                       Page
                                                                       ----

A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii)            8

G.  New Carolco Investments B.V. resolution dated as of
    November 16, 1990                                                   9

H.  Letter dated as of November 16, 1990 from Carolco Pictures
    Inc. to Canal* Productions S.N.C.                                  11



                                                               ATTACHMENT NO. 3

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13D


                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                            Carolco Pictures Inc.
                            ---------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)


                                 143763 10 0
                                 -----------
                                (CUSIP Number)


                       Joel A. Adler, Coudert Brothers
                  200 Park Avenue, New York, New York 10166
                ---------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)


                               November 1, 1991
                     ------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing informaton which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            Exhibit Index: Page 8
                              Page 1 of 59 Pages

CUSIP No. 143763 10 0              SCHEDULE 13D              Page 2 of 59 Pages


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /  /
                                b.  /  /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

             Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     4,816,855
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               4,816,855

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           4,816,855

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           14.2%

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0              SCHEDULE 13D              Page 3 of 59 Pages


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              LE STUDIO CANAL+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /  /
                                b.  /  /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     4,816,855
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               4,816,855

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           4,816,855

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           14.2%

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 4 of 59 Pages

        This Amendment No. 2 is filed on behalf of Canal+ S.A. and Le Studio Canal+ (collectively, "Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share ("Common Stock"), of Carolco Pictures Inc. ("Carolco") and Amendment No. 1 thereto dated February 28, 1991 (collectively, "Schedule 13D"). This Amendment No. 2 is filed primarily in order to disclose the purchase of 300,000 shares of Series D Convertible Exchangeable Preferred Stock, par value $1.00 per share, of Carolco ("Series D Preferred Stock"), which are convertible into Common Stock.

ITEM 2.   IDENTITY AND BACKGROUND

        Item 2 of Schedule 13D is amended to substitute the following principal business address of Canal+ for the address set forth in the initial
Statement: 17, rue Dumont D'Urville, 75116 Paris, France.

ITEM 3.   SOURCE OR AMOUNT OF FUNDS OR OTHER CONSIDERATION

        Item 3 of Schedule 13D is amended by the addition of the following:

        The funds required to purchase 300,000 shares of Series D Preferred Stock, and the option referred in Item 6, being a total of $15 million, were supplied from the general corporate funds of Canal+.

ITEM 4.   PURPOSE OF TRANSACTION

        The preamble and items (a), (b), (d) and (e) of item 4 of Schedule 13D are amended by the addition of the following:

        The purchase of the Series D Preferred Stock, together with the option referred to in Item 6, is for investment purposes.

            (a) Canal+ has the right to convert the 300,000 shares of Series D Preferred Stock into 2,499,990 shares of Common Stock and the right, under certain circumstances, to exercise the option (referred to in Item 6) to purchase up to 447,344 shares of Common Stock. Canal+ reserves the right to acquire additional Carolco securities and to dispose of Carolco securities currently owned, subject to the restrictions contained in Section 6(b) of that certain Preferred Stock Purchase Agreement dated as of May 15, 1990, which was attached to the initial Statement as Exhibit B (the "Series B Agreement"), as amended by Section 4 of the Consent and Limited Waiver Agreement, which is attached hereto as Exhibit I and incorporated herein by this reference. New Carolco Investments B.V. ("CIBV") has waived, under certain circumstances, its right under Section 6(b)(iv) of the Series B Agreement to cause Canal+ to vote its voting securities in accordance with the recommendation of CIBV. Such waiver is contained in a letter agreement dated November 1, 1991, among Le Studio Canal+, CIBV and Carolco (the "Letter Agreement"), which is attached hereto as Exhibit J.

            (b) Canal+ has waived any right to vote its Series D Preferred Stock on a business combination proposed to Carolco by its subsidiary LIVE Entertainment Inc. and waived and relinquished any appraisal or dissenters' rights that may arise with respect to its Series D Preferred Stock as a result of such combination, subject to certain conditions contained in the Agreement to Exchange Stock and Waiver of Any Applicable Appraisal Rights, which is attached hereto as Exhibit K and incorporated herein by this reference.

            (d) The Series D Preferred Stock is entitled to vote for and elect two directors of Carolco while certain dividends arrearages exist on such Stock, as described in Section 3 of the Certificate of

                                                             Page 5 of 59 Pages

Designation, Preferences and Rights of such Stock included as an exhibit to the Preferred Stock Subscription Agreement, which is attached hereto as Exhibit G and incorporated herein by this reference.

        (e) Each holder of Series D Preferred Stock is entitled to cumulative quarterly dividends equal to $5.00 per share per annum, as described in Section 1 of such Certificate of Designation.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

        Item 5(a) of Schedule 13D is amended to read in full as follows:

        (a) As of the date of this Amendment No. 2, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ the following securities of Carolco:


Title of Class              Number of Shares              Percent of Class
- --------------              ----------------              ----------------
Common Stock                   1,621,621(1)                       4.8
Common Stock                     150,000(2)                       0.4
Common Stock                      97,900                          0.3
Common Stock                   2,499,990(3)                       7.4
Common Stock                 +   447,344(4)                     + 1.3
                               ---------                         ----
       TOTAL                   4,816,855                         14.2
                               =========                         ====

        Item 5(c) of Schedule 13D is amended by the addition of the following:

        (c) Pursuant to the Preferred Stock Subscription Agreement, Canal+ acquired from Carolco 300,000 shares of Series D Preferred Stock for $50 per share in a private purchase on November 1, 1991. In connection therewith, pursuant to the Stock Option and Agreement for Purchase of Stock, which is attached hereto as Exhibit H and incorporated herein by this reference, Canal+ acquired from Carolco on November 1, 1991 in a private purchase for no additional monetary consideration an option to purchase 447,344 shares of Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Pursuant to the Preferred Stock Subscription Agreement, Canal+ acquired from Carolco 300,000 shares of Series D Preferred Stock.

        Pursuant to the Stock Option and Agreement for Purchase of Stock, Carolco granted Canal+ an option to purchase up to 447,344 shares of Common Stock at a price of $0.01 per share. Such option is exercisable if and when Canal+, and to the extent that it, converts the Series B Convertible Preferred

- ------------

(1) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Stock may be converted at any time.

(2) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the initial Statement.

(3) These shares may be acquired upon the conversion of the 300,000 shares of Series D Preferred Stock. The Series D Preferred Stock may be converted at any time.

(4) These shares may be acquired upon the exercise of the option referred to in
    Item 6 of this Amendment No. 2.

                                                              Page 6 of 59 Pages

Stock it holds into Common Stock. The Series B Convertible Preferred Stock may be converted at any time.

        Pursuant to the Consent and Limited Waiver Agreement, (i) Carolco, New Carolco Investments B.V. and Le Studio Canal+ agreed to reduce the purchase price for the 150,000 shares of common stock Canal+ may purchase pursuant to the warrant referred to in Item 6 of the initial Statement from $18.50 to $14.50 per share; (ii) Carolco waived certain restrictions of the standstill agreement of the Series B Agreement for certain acquisitions by Canal+ related to the Series D Preferred Stock and the Common Stock option (see Item 4(a) above); and (iii) Canal+ consented to the creation of the Series D Preferred Stock, which ranks senior to the Series B Convertible Preferred Stock, and the sale of certain convertible debentures and Common Stock to RCS Video Services Antilles N.V. and to RCS Video International Services B.V., respectively, and waived certain other rights related to its ownership of Series B Convertible Preferred Stock.

        Pursuant to the Agreement to Exchange Stock and Waiver of Any Applicable Appraisal Rights, Canal+ waived certain voting rights and appraisal or dissenters' rights of its Series D Preferred Stock. See Item 4(b) above.

        Pursuant to the Letter Agreement, CIBV has waived, under certain circumstances, its rights concerning the vote of Canal+ of voting securities of Carolco. See Item 4(a) above.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

A.      Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

G. Preferred Stock Subscription Agreement between Le Studio Canal+ and Carolco Pictures Inc. (including a Series D Preferred Stock Certificate of Designation, Preferences and Rights but excluding Exhibits B, C and
        D).

H. Stock Option and Agreement for Purchase of Stock dated as of November 1, 1991, between Carolco Pictures Inc. and Le Studio Canal+.

I. Consent and Limited Waiver Agreement among Carolco Pictures Inc., New Carolco Investments B.V. and Le Studio Canal+.

J. Letter Agreement dated November 1, 1991, among New Carolco Investments B.V., Le Studio Canal+ and Carolco Pictures Inc.

K. Agreement to Exchange Stock and Waiver of Any Applicable Appraisal Rights dated November 1, 1991 by Le Studio Canal+.

                                                             Page 7 of 59 Pages


                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 11, 1991
                                             CANAL+ S.A.


                                             By /s/ Joel A. Adler
                                                ------------------------------
                                                Name:   Joel A. Adler
                                                Title:  Attorney-in-Fact


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 11, 1991
                                             LE STUDIO CANAL+


                                             By  /s/ Joel A. Adler
                                                 -----------------------------
                                                 Name:   Joel A. Adler
                                                 Title:  Attorney-in-Fact

                                                             Page 8 of 59 Pages


                              INDEX TO EXHIBITS
                              -----------------

                                                                            Page
                                                                            ----

A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii)                  9

G.  Preferred Stock Subscription Agreement between Le Studio Canal+          10
    and Carolco Pictures Inc. (including a Series D Preferred Stock
    Certificate of Designation, Preferences and Rights but excluding
    Exhibits B, C and D).

H.  Stock Option and Agreement for Purchase of Stock dated as of             42
    November 1, 1991, between Carolco Pictures Inc. and Le Studio Canal+.

I.  Consent and Limited Waiver Agreement among Carolco Pictures Inc.,        49
    New Carolco Investments B.V. and Le Studio Canal+.

J.  Letter Agreement dated November 1, 1991, among New Carolco               55
    Investments B.V., Le Studio Canal+ and Carolco Pictures Inc.

K.  Agreement to Exchange Stock and Waiver of Any Applicable Appraisal       57
    Rights dated November 1, 1991 by Le Studio Canal+.


                                                               ATTACHMENT NO. 4


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13D


                  Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                            Carolco Pictures Inc.
                   --------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)


                                 143763 10 0
                                --------------
                                (CUSIP Number)


                       Joel A. Adler, Coudert Brothers
                  200 Park Avenue, New York, New York 10166
                ---------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)


                               January 15, 1992
                     ------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing informaton which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            Exhibit Index: Page 6
                              Page 1 of 9 Pages

CUSIP No. 143763 10 0              SCHEDULE 13D              Page 2 of 9 Pages


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /  /
                                b.  /  /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

              Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     4,816,855
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               4,816,855

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           4,816,855

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           14.2%

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0              SCHEDULE 13D              Page 3 of 9 Pages


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              LE STUDIO CANAL+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /  /
                                b.  /  /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     4,816,855
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               4,816,855

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           4,816,855

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           14.2%

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 9 Pages

        This Amendment No. 3 is filed on behalf of Canal+ S.A. and Le Studio Canal+ (collectively, "Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991 and Amendment No. 2 thereto dated November 11, 1991 (collectively, "Schedule 13D"). This Amendment No. 3 is filed primarily in order to disclose the understanding among Canal+ and certain other shareholders of Carolco concerning their influence over the affairs of Carolco.

ITEM 4.   PURPOSE OF TRANSACTION

        This item is amended by the addition of a new paragraph (f) which reads in full as follows:

        (f) Canal+ has agreed to cooperate with Rizzoli Corriere della Sera Group and Pioneer Electronic Corp., existing shareholders of Carolco, to offer to provide additional financing to Carolco to alleviate Carolco's strained financial condition. Canal+ intends to seek further representation on the board of directors of Carolco and, together with the shareholders mentioned above, exert increased influence over the business affairs of Carolco. Filed as Exhibit K hereto is a press release of Carolco, dated January 16, 1992, which is incorporated herein by this reference.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

A.      Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

L.      Carolco Pictures Inc. press release dated January 16, 1992.

                                                             Page 5 of 9 Pages


                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 23, 1992                          CANAL+ S.A.


                                          By /s/ Joel A. Adler
                                             ---------------------------------
                                             Name:  Joel A. Adler
                                             Title: Attorney-in-Fact


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 23, 1992                          LE STUDIO CANAL+


                                          By /s/ Joel A. Adler
                                             ---------------------------------
                                             Name:  Joel A. Adler
                                             Title: Attorney-in-Fact

                                                             Page 6 of 9 Pages


                              INDEX TO EXHIBITS
                              -----------------


                                                                       Page
                                                                       ----

A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).           7

L.  Carolco Pictures Inc. press release dated January 16, 1992.         8



                                                                ATTACHMENT NO. 5

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                            Carolco Pictures Inc.
                            ---------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)

                                  143763 10 0
                                --------------
                                (CUSIP Number)

                        Joel A. Adler, Coudert Brothers
                  200 Park Avenue, New York, New York 10166
               -------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                March 24, 1992
                     ------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Exhibit Index: Page 12
                              Page 1 of 392 Pages

CUSIP No. 143763 10 0              SCHEDULE 13D              Page 2 of 392 Pages


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  / X /
                                b.  /  /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,540,575  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,540,575  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            9,413,742  (excluding shares owned by other members of group)

           31,225,346  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           18.5  (excluding shares owned by other members of group)

           61.5  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0              SCHEDULE 13D              Page 3 of 392 Pages


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              LE STUDIO CANAL+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  / X /
                                b.  /  /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,540,575  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,540,575  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            9,413,742  (excluding shares owned by other members of group)

           31,225,346  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           18.5  (excluding shares owned by other members of group)
           61.5  (including shares owned by other members of group)


14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 4 of 392 Pages


        This Amendment No. 4 is filed on behalf of Canal+ S.A. and Le Studio Canal+ (collectively, "Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991, Amendment No. 2 thereto dated November 11, 1991, and Amendment No. 3 thereto dated January 23, 1992 (collectively, "Schedule 13D"). This Amendment No. 4 is filed primarily in order to disclose the formation of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), the acquisition of additional voting securities of Carolco and related transactions.

ITEM 2. IDENTITY AND BACKGROUND

        This item is amended to set forth the current address of each of Canal+ S.A. and Le Studio Canal+, Canal+'s ownership of Le Studio Canal+ and to set forth a revised Schedule A, which is incorporated herein by this reference.

        The current address of Canal+ S.A. is 85-89, Quai Andre Citroen, 75015 Paris, France. The current address of Le Studio Canal+ is 17, rue Dumont d'Urville, 75116 Paris, France. Fifty-nine percent of the Common Stock of Le Studio Canal+ is owned by Canal+.

ITEM 4. PURPOSE OF TRANSACTION

        This item is amended by the addition of a new paragraph (g) which reads in full as follows:

        (g) Canal+, Rizzoli Corriere della Sera Group ("RCS") and Pioneer Electronic Corp. ("Pioneer") (collectively, the "Members") have formed a group for the purpose of purchasing additional voting securities of Carolco and obtaining a majority representation on the board of directors of Carolco. The Members, which currently, in the aggregate, have four persons serving as directors of Carolco, expect to designate an additional three directors, so that the Members in the aggregate, will have designated seven of thirteen Carolco directors; the Members have agreed to purchase, in the aggregate, 12,800 shares of Carolco Series E Convertible Preferred Stock. The Members also intend to lend an aggregate of $32,200,000 to Carolco and to provide other financial accommodations to Carolco and its Chairman, Mr. Mario F. Kassar, as described in the Exhibits hereto. See Item 6.

                                                           Page 5 of 392 Pages
ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

        Item 5(a) of Schedule 13D is amended to read in full as follows:

            (a) As of the date of this Amendment No. 4, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ the following securities of Carolco, excluding securities of Carolco owned by the Members other than Canal+:

<Captions>

Title of Class              Number of Shares              Percent of Class
- --------------              ----------------              ----------------
Common Stock                  1,621,621(1)                      4.5
Common Stock                    150,000(2)                      0.4
Common Stock                     97,900                         0.3
Common Stock                  2,499,990(3)                      6.8
Common Stock                    447,344(4)                      1.2
Common Stock                  1,723,720(5)                      4.6
Common Stock                 +2,873,167(6)                     +7.9
                              ---------                        ----
    TOTAL                     9,413,742                        26.0*
                              =========                        ====

- ------------

(1) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock may be converted at any time.

(2) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the initial Statement.

(3) These shares may be acquired upon the conversion of the 300,000 shares of Series D Preferred Stock. The Series D Preferred Stock may be converted at any time.

(4) These shares may be acquired upon the exercise of the option referred to in
    Item 6 of Amendment No. 2.

(5) These shares may be acquired upon the conversion of the 3706 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

(6) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3). A copy of the pledge agreement is filed as Exhibit M hereto, which is incorporated herein by this reference.

 *  Does not foot due to rounding.

                                                             Page 6 of 392 Pages

        As of the date of this Amendment No. 4, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, and by reason of Canal+ being one of the Members, the following securities of Carolco:



         Title of Class      Number of Shares      Percent of Class
         --------------      ----------------      ----------------
         BY CANAL+
         ---------

         Common Stock           1,621,621(1)              3.2
         Common Stock             150,000(2)              0.3
         Common Stock              97,900                 0.2
         Common Stock           2,499,990(3)              4.9
         Common Stock             447,344(4)              0.9
         Common Stock           1,723,720(5)              3.4
         Common Stock          +2,873,167(6)             +5.7
                                ---------                ----
           SUB-TOTAL            9,413,742                18.5*
                                =========                ====


- ------------

(1) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock may be converted at any time.

(2) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the initial Statement.

(3) These shares may be acquired upon the conversion of the 300,000 shares of Series D Preferred Stock. The Series D Preferred Stock may be converted at any time.

(4)  These shares may be acquired upon the exercise of the option referred to in
     Item 6 of Amendment No. 2.

(5) These shares may be acquired upon the conversion of the 3706 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

(6) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3). A copy of the pledge agreement is filed as Exhibit M hereto, which is incorporated herein by this reference.

 *   Does not foot due to rounding.

                                                            Page 7 of 392 Pages


    BY PIONEER            Number of Shares            Percent of Class
    ----------            ----------------            ----------------
    Common Stock           3,243,243 (7)                    6.4
    Common Stock           2,500,000 (8)                    4.9
    Common Stock           2,451,627 (9)                    4.8
    Common Stock             977,447(10)                    1.9
    Common Stock             300,000(11)                    0.6
    Common Stock          +2,873,167(12)                   +5.7
                          ----------                       ----
      SUB-TOTAL           12,345,484                       24.3
                          ==========                       ====

    BY RCS
    ------
    Common Stock           1,481,481                        2.9
    Common Stock           3,333,333(13)                    6.6
    Common Stock           1,778,140(14)                    3.5
    Common Stock          +2,873,167(15)                   +5.7
                          ----------                       ----
      SUB-TOTAL            9,466,121                       18.6*
                          ----------                       ----
          TOTAL           31,225,346                       61.5*
                          ==========                       ====



- ----------------

 (7) These shares may be acquired upon the conversion of 60,000 shares of Series C Convertible Exchangeable Preferred Stock. The Series C Convertible Exchangeable Preferred Stock may be converted at any time.

 (8) These shares may be acquired upon the conversion of $15,000,000 principal amount of 10% Convertible Subordinated Debentures, which are convertible at any time.

 (9) These shares may be acquired upon the conversion of 5271 shares of Series E Convertible Preferred Stock, which may be converted at any time.

(10) These shares may be acquired upon the exercise of options which are exercisable in the manner described in Item 3 of Amendment No. 1 to the
        Schedule 13D of Pioneer dated November 11, 1991.

(11) These shares may be acquired upon the exercise of a warrant which is exercisable in the manner described in Item 3 of Schedule 13D of Pioneer dated July 3, 1990.

(12)    See Footnote 6.

(13) These shares may be acquired upon the conversion of $20,000,000 principal amount of 10% Convertible Subordinated Debentures, which are convertible at any time.

(14) These shares may be acquired upon the conversion of the 3823 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

(15)    See Footnote 6.

  *     Does not foot due to rounding.

                                                            Page 8 of 392 Pages


        The 8,619,502 shares deemed beneficially owned, in the aggregate, by the Members pursuant to pledge agreement referred to in Footnote 6 on page 6, are to be voted, until default under the pledge agreement, by Mr. Mario F. Kassar. Until default under the pledge agreement, Mr. Kassar has the right to receive dividends from, and the proceeds from the sale of, the shares pledged pursuant to the pledge agreement, subject to, and in accordance with the terms of, the pledge agreement.

        Reference is also made to Item 5 of Schedule 13D of RCS dated November 12, 1991 and to Item 5 of Schedule 13D of Pioneer dated July 3, 1990 for information concerning the voting power of the respective persons named therein. Reference is also made to such Schedules for information concerning other persons, if any, having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities shown above under "BY RCS" and "BY PIONEER", respectively.

        Item 5(b) is amended by adding the following paragraph:

        Canal+ has neither the sole or shared power to vote or to direct the vote, nor the sole or shared power to dispose or to direct the disposition, of the 21,811,605 shares of Common Stock beneficially owned by the Members other than Canal+ or of the 2,873,167 shares of Common Stock deemed beneficially owned pursuant to the pledge agreement referred to in Footnote 6 on page 6.

        Item 5(c) of Schedule 13D is amended by the addition of the following:

             (c) On March 24, 1992, in a private transaction, each of the Members purchased, subject to the fulfillment of the conditions of an Escrow Agreement, from Carolco at $1,000 per share the number of shares of Series E Convertible Preferred Stock shown in parentheses after the name of such Member:
Canal+ (3706), Pioneer (5271) and RCS (3823).

        Item 5(d) of Schedule 13D is amended by the addition of the following:

             (d) Except as described in Item 5(a), no other person is known by Canal+ to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities mentioned in
Item 5(a).

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Item 6 of Schedule 13D is amended by the addition of the following:

        In connection with the purchase of the Series E Convertible Preferred Stock referred to in Item 5(c), Canal+ entered into the pledge agreement and related instruments filed collectively as Exhibit M hereto as well as the agreements described below, all of which are filed as Exhibits hereto, with the Exhibit letter set opposite each such agreement:

        N. Loan Agreement among Carolco Pictures Inc., ("Carolco") Le Studio Canal+, RCS Video Services International B.V. ("RCS Video") and Pioneer LDCA, Inc. ("LDCA") dated as of March 20, 1992, providing for a loan of $32,200,000 to Carolco.

        O. Stock Pledge Agreement among Carolco, Le Studio Canal+, RCS Video Services Antilles N.V. ("Antilles") RCS Video, and LDCA dated as of March 20, 1992, in support of the loan described in Exhibit N.

                                                             Page 9 of 392 Pages


        P. Pioneer Stock Pledge Agreement among Carolco, LDCA, Le Studio Canal+, Antilles and RCS Video dated as of March 20, 1992, in support of the loan described in Exhibit N.

        Q. Secured Promissory Note executed by Carolco in favor of Le Studio Canal+ dated March 20, 1992, pursuant to the Loan Agreement described in Exhibit N.

        R. Intercreditor Agreement among Le Studio Canal+, LDCA, and RCS Video and acknowledged by Carolco and Carolco International N.V. ("CINV"), dated as of March 20, 1992, relating to indebtedness owed to the parties thereto by Carolco and CINV.

        S. Standstill Agreement among Le Studio Canal+, LDCA, RCS Video and Antilles, dated March 20, 1992, under which Pioneer has agreed to certain indulgences concerning indebtedness of Carolco and CINV.

        T. Deferred Payments Agreement among Carolco, CINV, Antilles, RCS Video, Le Studio Canal+, LDCA, Bankers Trust Company, Chemical Bank and Credit Lyonnais Bank Nederland N.V. dated as of March 20, 1992, providing for the deferral of certain payments due from Carolco and CINV.

        U. Vista Puts Contingency Loan Agreement among Carolco, Le Studio Canal+, RCS Video and LDCA, dated as of March 20, 1992, providing for a loan to Carolco upon the happening of a contingency.

        V. Preferred Stock Purchase Agreement between Carolco and Le Studio Canal+ dated as of March 20, 1992, relating to the purchase of the Series E Convertible Preferred Stock.

        W. Multiple Picture Lease Agreement between Le Studio Canal+ and Atalanta Films International B.V. ("Atalanta") relating to the acquisition by Le Studio Canal+ of certain motion picture rights from Atalanta, dated as of March 20, 1992.

        X. Inducement Agreement among New Carolco Investments B.V. ("New CIBV"), Clorenda Corporation A.V.V., Mr. Mario F. Kassar, LDCA, Le Studio Canal+ and RCS Video, dated as of March 23, 1992, concerning certain indulgences and forebearances with respect to indebtedness of New CIBV and other matters.

        Y. Suspension Agreement among Carolco, LDCA, Le Studio Canal+, New CIBV and RCS Video, dated as of March 23, 1992, pursuant to which the effectiveness of certain provisions of agreements under which Le Studio Canal+, LDCA and RCS Video acquired certain securities of Carolco is suspended.

        Z. Stockholders Agreement among LDCA, Le Studio Canal+, RCS Video and New CIBV, dated as of March 23, 1992, relating to corporate governance of Carolco and voting.

        AA. Intercreditor and Standstill Agreement among LDCA, RCS Video and Le
            Studio Canal+, dated as of March 20, 1992, relating to certain standstill and intercreditor provisions relating to certain indebtedness.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

A.      Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

                                                            Page 10 of 392 Pages


M. Security and Pledge Agreement between Le Studio Canal+ and New Carolco Investments B.V. ("New CIBV") dated March 23, 1992.

N. Loan Agreement among Carolco Pictures Inc. ("Carolco"), Le Studio Canal+, RCS Video Services International B.V. ("RCS Video") and Pioneer LDCA, Inc. ("LDCA") dated as of March 20, 1992.

O. Stock Pledge Agreement among Carolco, Le Studio Canal+, RCS Video Services Antilles N.V. ("Antilles") RCS Video, and LDCA dated as of March 20, 1992.

P. Pioneer Stock Pledge Agreement among Carolco, LDCA, Le Studio Canal+, Antilles and RCS Video dated as of March 20, 1992.

Q. Secured Promissory Note executed by Carolco in favor of Le Studio Canal+ dated March 20, 1992.

R. Intercreditor Agreement among Le Studio Canal+, LDCA, and RCS Video and acknowledged by Carolco and Carolco International N.V. ("CINV") dated as of March 20, 1992.

S. Standstill Agreement among Le Studio Canal+, Reed Properties Inc. DCA, RCS Video and Antilles, dated March 20, 1992.

T. Deferred Payments Agreement among Carolco, CINV, Antilles, RCS Video, Le Studio Canal+, LDCA, Bankers Trust Company, Chemical Bank and Credit Lyonnais Bank Nederland N.V. dated as of March 20, 1992.

U. Vista Puts Contingency Loan Agreement among Carolco, Le Studio Canal+, RCS Video and LDCA, dated as of March 20, 1992.

V. Preferred Stock Purchase Agreement between Carolco and Le Studio Canal+ dated as of March 20, 1992.

W. Multiple Picture Lease Agreement between Le Studio Canal+ and Atalanta Films International B.V. dated as of March 20, 1992.

X. Inducement Agreement among New Carolco Investments B.V. ("New CIBV"), Clorenda Corporation A.V.V., Mr. Mario F. Kassar, LDCA, Le Studio Canal+ and RCS Video, dated as of March 23, 1992.

Y. Suspension Agreement among Carolco, LDCA, Le Studio Canal+, New CIBV and RCS Video, dated as of March 23, 1992.

Z. Stockholders Agreement among LDCA, Le Studio Canal+, RCS Video and New CIBV, dated as of March 23, 1992.

AA. Intercreditor and Standstill Agreement among LDCA, RCS Video and Le Studio Canal+, dated as of March 20, 1992.

                                                            Page 11 of 392 Pages


                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 30, 1992                       CANAL+ S.A.


                                     By /s/ Joel A. Adler
                                        -----------------------------------
                                        Name:  Joel A. Adler
                                        Title: Attorney-in-Fact


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 30, 1992                       LE STUDIO CANAL+


                                     By /s/ Joel A. Adler
                                        -----------------------------------
                                        Name:  Joel A. Adler
                                        Title: Attorney-in-Fact

                                                           Page 12 of 392 Pages


                              INDEX TO EXHIBITS
                              -----------------

                                                                           Page
                                                                           ----
A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii) ...........     17

M.  Security and Pledge Agreement between Le Studio Canal+ and
    New Carolco Investments B.V. ("New CIBV") dated March 23, 1992 .....     18

N.  Loan Agreement among Carolco Pictures Inc. ("Carolco"),
    Le Studio Canal+, RCS Video Services International B.V.
    ("RCS Video") and Pioneer LDCA, Inc. ("LDCA") dated as of
    March 20, 1992 .....................................................     56

O.  Stock Pledge Agreement among Carolco, Le Studio Canal+, RCS
    Video Services Antilles N.V. ("Antilles") RCS Video, and LDCA
    dated as of March 20, 1992 .........................................     93

P.  Pioneer Stock Pledge Agreement among Carolco, LDCA, Le Studio
    Canal+, Antilles and RCS Video dated as of March 20, 1992 ..........    117

Q.  Secured Promissory Note executed by Carolco in favor of
    Le Studio Canal+ dated March 20, 1992 ..............................    143

R.  Intercreditor Agreement among Le Studio Canal+, LDCA, and RCS
    Video and acknowledged by Carolco and Carolco International N.V.
    ("CINV") dated as of March 20, 1992 ................................    145

S.  Standstill Agreement among Le Studio Canal+, LDCA, RCS Video and
    Antilles, dated March 20, 1992 .....................................    164

T.  Deferred Payments Agreement among Carolco, CINV, Antilles,
    RCS Video, Le Studio Canal+, LDCA, Bankers Trust Company,
    Chemical Bank and Credit Lyonnais Bank Nederland N.V. dated
    as of March 20, 1992 ...............................................    174

U.  Vista Puts Contingency Loan Agreement among Carolco, Le Studio
    Canal+, RCS Video and LDCA, dated as of March 20, 1992 .............    204

V.  Preferred Stock Purchase Agreement between Carolco and
    Le Studio Canal+ dated as of March 20, 1992 ........................    251

W.  Multiple Picture Lease Agreement between Le Studio Canal+ and
    Atalanta Films International B.V. dated as of March 20, 1992 .......    339

X.  Inducement Agreement among New Carolco Investments B.V.
    ("New CIBV"), Clorenda Corporation A.V.V., Mr. Mario F. Kassar,
    LDCA, Le Studio Canal+ and RCS Video, dated as of March 23, 1992 ...    350

Y.  Suspension Agreement among Carolco, LDCA, Le Studio Canal+,
    New CIBV and RCS Video, dated as of March 23, 1992 .................    363

                                                           Page 12 of 392 Pages


Z.  Stockholders Agreement among LDCA, Le Studio Canal+, RCS
    Video and New CIBV, dated as of March 23, 1992 ......................    372

AA. Intercreditor and Standstill Agreement among LDCA, RCS Video
    and Le Studio Canal+, dated as of March 20, 1992 ....................    382

                                                                ATTACHMENT NO. 6


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*

                            CAROLCO PICTURES INC.
                            ---------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)

                                 143763 10 0
                                --------------
                                (CUSIP Number)

                       Joel A. Adler, Coudert Brothers
                  200 Park Avenue, New York, New York 10166
                                (212) 880-4420
              -------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                June 12, 1992
                     ------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acqusition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            Exhibit Index: Page 13
                              Page 1 of 25 Pages

CUSIP No. 143763 10 0                                        Page 2 of 25 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     7,805,757  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               7,805,757  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           10,678,924  (excluding shares owned by other members of group)

           32,490,528  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           28.3  (excluding shares owned by other members of group)

           62.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                        Page 3 of 25 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              Le Studio Canal+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     7,805,757  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               7,805,757  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           10,678,924  (excluding shares owned by other members of group)

           32,490,528  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           28.3  (excluding shares owned by other members of group)

           62.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                       Page 4 of 25 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              Cinepole Productions B.V.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Netherlands

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     7,805,757  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               7,805,757  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           10,678,924  (excluding shares owned by other members of group)

           32,490,528  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           28.3  (excluding shares owned by other members of group)

           62.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 5 of 25 Pages


        This Amendment No. 5 is filed on behalf of Canal+ S.A., Le Studio Canal+, and Cinepole Productions B.V. (collectively "Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991, Amendment No. 2 thereto dated November 11, 1991, Amendment No. 3 thereto dated January 23, 1992, and Amendment No. 4 thereto dated March 24, 1992 (collectively, "Schedule 13D"). This Amendment No. 5 is filed primarily in order to disclose the acquisition by Cinepole Productions B.V. from Le Studio Canal+ of voting securities of Carolco and of warrants and options for the Common Stock of Carolco, and to disclose the exercisability of options to purchase voting securities of Carolco held by Canal+.

ITEM 2.  IDENTITY AND BACKGROUND

        This item is amended to set forth the current address of Cinepole Productions B.V., to set forth Le Studio Canal+'s ownership of Cinepole Productions B.V. and to set forth a revised Schedule A, which is incorporated herein by reference.

        The current registered address of Cinepole Productions B.V. is Surinameweg 2, NL-2035 VA Haarlem, The Netherlands. One hundred percent of the common stock of Cinepole Productions B.V. is owned by Le Studio Canal+.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        This item is amended by the addition of a new paragraph to read in full as follows:

        Cinepole Productions B.V. purchased from Le Studio Canal+ 97,900 Shares of the Common Stock of Carolco, par value $0.01 per share; 30,000 Shares of the Series B Convertible Preferred Stock of Carolco; 300,000 Shares of the Series D Convertible Exchangeable Preferred Stock of Carolco, 3,706 Shares of the Series E Convertible Preferred Stock of Carolco, a warrant exercisable for 150,000 Shares of the Common Stock of Carolco and an option to purchase 447,344 Shares of the Common Stock of Carolco. The sources of funds for the transaction were a capital contribution and a loan from Cinepole Productions B.V.'s parent, Le Studio Canal+.

ITEM 4.  PURPOSE OF TRANSACTION

        This item is amended by the addition of a new paragraph (h) which reads in full as follows:

        (h) Cinepole Productions B.V. has purchased all the common and preferred stock of Carolco held by Le Studio Canal+, a warrant exercisable for 150,000 Shares of the Common Stock of Carolco and an option to purchase 447,344 Shares of the Common Stock of Carolco, all of the foregoing in connection with a restructuring within the Canal+ group and in order to achieve certain tax benefits.

                                                             Page 6 of 25 Pages


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

        Item 5(a) of Schedule 13D is amended to read in full as follows:

        (a) As of the date of this Amendment No. 5, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ the following securities of Carolco, excluding securities of Carolco owned by the Members other than Canal+:


        Title of Class       Number of Shares      Percent of Class
        --------------       ----------------      ----------------
        Common Stock            1,265,182(1)              3.4
        Common Stock          + 2,873,167(2)            + 7.6
                                ---------                ----
          SUB-TOTAL             4,138,349                10.9
                                =========                ====


- -----------------

(1) These shares may be acquired upon the exercise of the option referred to in item 6 of this Amendment for 3,125 shares of a newly created series of Preferred Stock and upon the conversion of said shares.

(2) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

 *  Does not foot due to rounding.

                                                             Page 7 of 25 Pages

        As of the date of this Amendment No. 5, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, and Le Studio Canal+ may be deemed to own indirectly through Cinepole Productions B.V. the following securities of Carolco, excluding securities of Carolco owned by the Members other than Canal+:



Title of Class                Number of Shares           Percent of Class
- --------------                ----------------           ----------------

Common Stock                       150,000(3)                   0.4
Common Stock                       447,344(4)                   1.2
Common Stock                     1,621,621(5)                   4.3
Common Stock                        97,900                      0.3
Common Stock                     2,499,990(6)                   6.6
Common Stock                    +1,723,720(7)                  +4.6
                                ----------                     ----
  SUB-TOTAL                      6,540,575                     17.3
                                ----------                     ----
    TOTAL                       10,678,924                     28.3*
                                ==========                     ====






- -----------------

(3) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the Initial Statement.

(4) These shares may be acquired upon the exercise of the option referred to in Item 6 of Amendment No. 2.

(5) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock may be converted at any time.

(6) These shares may be acquired upon the conversion of the 300,000 shares of Series D Convertible Exchangeable Preferred Stock. The Series D Convertible Exchangeable Preferred Stock may be converted at any time.

(7) These shares may be acquired upon the conversion of the 3706 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

 *   Does not foot due to rounding.

                                                             Page 8 of 25 Pages


        Canal+, Rizzoli Corriere della Sera Group ("RCS") and Pioneer Electric Corp. (collectively, the "Members") have formed a group for the purpose of purchasing additional voting securities of Carolco and obtaining a majority representation on the board of directors of Carolco.

        As of the date of this Amendment No. 5, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ and by reason of Canal+ being one of the Members:



      Title of Class            Number of Shares            Percent of Class
      --------------            ----------------            ----------------
      BY CANAL+
      ---------
      Common Stock                 1,265,182(1)                    2.4
      Common Stock                +2,873,167(2)                   +5.5
                                   ---------                       ---
        SUB-TOTAL                  4,138,349                       7.9*
                                   =========                       ===


- ------------------
(1) These shares may be acquired upon the exercise of the option referred to in item 6 of this Amendment for 3,125 shares of a newly created series of Preferred Stock and upon the conversion of said shares.

(2) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

  *  Does not foot due to rounding.

                                                             Page 9 of 25 Pages


        As of the date of this Amendment No. 5, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ (which owns such shares indirectly through Cinepole Productions B.V.), and by reason of Canal+ being one of the Members, the following securities of Carolco:



      BY CANAL+                 Number of Shares            Percent of Class
      ---------                 ----------------            ----------------
      Common Stock                   150,000(3)                    0.3
      Common Stock                   447,344(4)                    0.9
      Common Stock                 1,621,621(5)                    3.1
      Common Stock                    97,900                       0.2
      Common Stock                 2,499,990(6)                    4.8
      Common Stock                +1,723,720(7)                   +3.3
                                   ---------                      ----
        SUB-TOTAL                  6,540,575                      12.5
                                   =========                      ====


- ------------------
(3) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the Initial Statement.

(4) These shares may be acquired upon the exercise of the option referred to in Item 6 of Amendment No. 2.

(5) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock may be converted at any time.

(6) These shares may be acquired upon the conversion of the 300,000 shares of Series D Convertible Exchangeable Preferred Stock. The Series D Convertible Exchangeable Preferred Stock may be converted at any time.

(7) These shares may be acquired upon the conversion of the 3706 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

  *  Does not foot due to rounding.

                                                             Page 10 of 25 Pages



BY PIONEER                    Number of Shares           Percent of Class
- ----------                    ----------------           ----------------

Common Stock                     3,243,243 (8)                  6.2
Common Stock                     2,500,000 (9)                  4.8
Common Stock                     2,451,627(10)                  4.7
Common Stock                       977,447(11)                  1.9
Common Stock                       300,000(12)                  0.6
Common Stock                    +2,873,167(13)                 +5.5
                                ----------                     ----
  SUB-TOTAL                     12,345,484                     23.6*
                                ==========                     ====


BY RCS                        Number of Shares           Percent of Class
- ------                        ----------------           ----------------
Common Stock                     1,481,481                      2.8
Common Stock                     3,333,333(14)                  6.4
Common Stock                     1,778,140(15)                  3.4
Common Stock                    +2,873,167(16)                 +5.5
                                ----------                     ----
  SUB-TOTAL                      9,466,121                     18.1*
                                ----------                     ----
    TOTAL                       32,490,529                     62.0*
                                ==========                     ====

- -----------------

 (8) These shares may be acquired upon the conversion of 60,000 shares of Series C Convertible Exchangeable Preferred Stock. The Series C Convertible Exchangeable Preferred Stock may be converted at any time.

 (9) These shares may be acquired upon the conversion of $15,000,000 principal amount of 10% Convertible Subordinated Debentures, which are convertible at any time.

(10) These shares may be acquired upon the conversion of 5271 shares of Series E Convertible Preferred Stock, which may be converted at any time.

(11) These shares may be acquired upon the exercise of options which are exercisable in the manner described in Item 3 of Amendment No. 1 to the
      Schedule 13D of Pioneer dated November 11, 1991.

(12) These shares may be acquired upon the exercise of a warrant which is exercisable in the manner described in Item 3 of Schedule 13D of Pioneer dated July 3, 1990.

(13)  See Footnote 2 on page 8.

(14) These shares may be acquired upon the conversion of $20,000,000 principal amount of 10% Convertible Subordinated Debentures, which are convertible at any time.

(15) These shares may be acquired upon the conversion of the 3823 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

(16)  See Footnote 2 on page 8.

  *   Does not foot due to rounding.

                                                           Page 11 of 25 Pages


        Item 5(c) of Schedule 13D is amended by the addition of the following:

        (c) On June 12, 1992, in a private transaction, Cinepole Productions B.V. purchased from Le Studio Canal+ 97,900 Shares of the Common Stock of Carolco, par value $0.01 per share; 30,000 Shares of the Series B Convertible Preferred Stock of Carolco; 300,000 Shares of the Series D Convertible Exchangeable Preferred Stock of Carolco, 3,706 Shares of the Series E Convertible Preferred Stock of Carolco, a warrant exercisable for 150,000 Shares of the Common Stock of Carolco and an option to purchase 447,344 Shares of the Common Stock of Carolco.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Item 6 of Schedule 13D is amended by the addition of the following:

        Le Studio Canal+ holds options exercisable between September 1 and October 31, 1992 for the purchase of 3,125 shares of a series of Preferred Stock of Carolco which will be newly created if Le Studio Canal+ exercises its option. The newly created Preferred Stock will be substantially identical to Series E Convertible Preferred Stock of Carolco, except with a $2.47 conversion price.

        In connection with the purchase of Carolco Common and Preferred Stock referred to in Item 5(c), Cinepole Productions B.V. entered into a Loan Agreement with Le Studio Canal+ filed as exhibit AB hereto.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

        AB. Loan Agreement between Cinepole Productions B.V. and Le Studio Canal+ dated as of June 12, 1992.


                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 22, 1992                           CANAL+ S.A.


                                        By: /s/ Joel A. Adler
                                            ---------------------------------
                                            Name:  Joel A. Adler
                                            Title: Attorney-in-Fact

                                                            Page 12 of 25 Pages


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 22, 1992                           LE STUDIO CANAL+



                                        By: /s/ Joel A. Adler
                                            ---------------------------------
                                            Name:  Joel A. Adler
                                            Title: Attorney-in-Fact


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 22, 1992                           CINEPOLE PRODUCTIONS B.V.



                                        By: /s/ Joel A. Adler
                                            ---------------------------------
                                            Name:  Joel A. Adler
                                            Title: Attorney-in-Fact

                                                               ATTACHMENT NO. 7


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*

                            CAROLCO PICTURES INC.
                            ---------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)

                                 143763 10 0
                                --------------
                                (CUSIP Number)

                       Joel A. Adler, Coudert Brothers
                  200 Park Avenue, New York, New York 10166
                                (212) 880-4420
              -------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                               October 31, 1992
                     ------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            Exhibit Index: Page 11
                              Page 1 of 17 Pages

CUSIP No. 143763 10 0                                       Page 2 of 17 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,540,575  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,540,575  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            9,413,742  (excluding shares owned by other members of group)

           31,225,347  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           25.7  (excluding shares owned by other members of group)

           61.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                       Page 3 of 17 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              LE STUDIO CANAL+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,540,575  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,540,575  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            9,413,742  (excluding shares owned by other members of group)

           31,225,347  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           25.7  (excluding shares owned by other members of group)

           61.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                        Page 4 of 17 Pages

                                   SCHEDULE 13D

 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CINEPOLE PRODUCTIONS B.V.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                          a.  /X/
                          b.  / /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Netherlands

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,540,575  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,540,575  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            6,540,575  (excluding shares owned by other members of group)

           31,225,347  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           17.9  (excluding shares owned by other members of group)

           61.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 5 of 17 Pages


        This Amendment No. 6 is filed on behalf of Canal+ S.A., Le Studio Canal+, and Cinepole Productions B.V. (collectively "Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991, Amemdment No. 2 thereto dated November 11, 1991, Amendment No. 3 thereto dated January 23, 1992, and Amendment No. 4 thereto dated March 24, 1992, and Amendment No. 5 thereto dated June 22, 1992 (collectively "Schedule 13D"). This Amendment No. 6 is filed in order to disclose the October 31, 1992 expiration without exercise of options held by Le Studio Canal+ to purchase Preferred Stock of Carolco, which would have been convertible into Common Stock of Carolco.

ITEM 2.  IDENTITY AND BACKGROUND

        This item is amended to set forth a revised Schedule A, which is incorporated herein by reference.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

        Item 5(a) of Schedule 13D is amended to read in full as follows:

        (a) As of the date of this Amendment No. 6, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ the following securities of Carolco, excluding securities of Carolco owned by the Members other than Canal+:



         Title of Class      Number of Shares      Percent of Class
         --------------      ----------------      ----------------
         Common Stock          +2,873,167(1)            +7.9
                                ---------                ---
           SUB-TOTAL            2,873,167                7.9
                                =========                ===



- ------------

(1) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

                                                             Page 6 of 17 Pages


        As of the date of this Amendment No. 6, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, and Le Studio Canal+ may be deemed to own indirectly through Cinepole Productions B.V. the following securities of Carolco, excluding securities of Carolco owned by the Members other than Canal+:


         Title of Class      Number of Shares      Percent of Class
         --------------      ----------------      ----------------
         Common Stock              150,000(2)           0.4
         Common Stock              447,344(3)           1.2
         Common Stock            1,621,621(4)           4.4
         Common Stock               97,900              0.3
         Common Stock            2,499,990(5)           6.8
         Common Stock           +1,723,720(6)          +4.7
                                 ---------             ----
         SUB-TOTAL               6,540,575             17.9
                                 ---------             ----
         TOTAL                   9,413,742             25.8
                                 =========             ====

- ------------

(2) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the Initial Statement.

(3) These shares may be acquired upon the exercise of the option referred to in
    Item 6 of Amendment No. 2.

(4) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock may be converted at any time.

(5) These shares may be acquired upon the conversion of the 300,000 shares of Series D Convertible Exchangeable Preferred Stock. The Series D Convertible Exchangeable Preferred Stock may be converted at any time.

(6) These shares may be acquired upon the conversion of the 3706 shares of Series E Convertible Preferred Stock. The Series E Convertible Stock may be converted at any time.

                                                           Page 7 of 17 Pages

        Canal+, Rizzoli Corriere della Sera Group ("RCS") and Pioneer Electric Corp. (collectively, the "Members") have formed a group for the purpose of purchasing additional voting securities of Carolco and obtaining a majority representation on the board of directors of Carolco.

        As of the date of this Amendment No. 6, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ and by reason of Canal+ being one of the Members:

<Captions>

    Title of Class          Number of Shares           Percent of Class
    --------------          ----------------           ----------------
    BY CANAL+
    ---------
    Common Stock             +2,873,167(1)                  +5.6
                              ---------                      ---
      SUB-TOTAL               2,873,167                      5.6
                              =========                      ===


        As of the date of this Amendment No. 6, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ (which owns such shares indirectly through Cinepole Productions B.V.), and by reason of Canal+ being one of the Members, the following securities of Carolco:

<Captions>

    BY CANAL+               Number of Shares          Percent of Class
    ---------               ----------------          ----------------
    Common Stock                150,000(2)                  0.3
    Common Stock                447,344(3)                  0.9
    Common Stock              1,621,621(4)                  3.2
    Common Stock                 97,900                     0.2
    Common Stock              2,499,990(5)                  4.9
    Common Stock             +1,723,720(6)                 +3.4
                              ---------                    ----
      SUB-TOTAL               6,540,575                    12.8*
                              =========                    ====

- ------------

(1) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

(2) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the Initial Statement.

(3) These shares may be acquired upon the exercise of the option referred to in Item 6 of Amendment No. 2.

(4) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock may be converted at any time.

(5) These shares may be acquired upon the conversion of the 300,000 shares of Series D Convertible Exchangeable Preferred Stock. The Series D Convertible Exchangeable Preferred Stock may be converted at any time.

(6) These shares may be acquired upon the conversion of the 3706 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

 *  Does not foot due to rounding.

                                                              Page 8 of 17 Pages



BY PIONEER                    Number of Shares            Percent of Class
- ----------                    ----------------            ----------------

Common Stock                      3,243,243(7)                   6.3
Common Stock                      2,500,000(8)                   4.9
Common Stock                      2,451,627(9)                   4.8
Common Stock                        977,447(10)                  1.9
Common Stock                        300,000(11)                  0.6
Common Stock                     +2,873,167(12)                 +5.6
                                 ----------                     ----
  SUB-TOTAL                      12,345,484                     24.2*
                                 ==========                     ====



BY RCS                        Number of Shares            Percent of Class
- ------                        ----------------            ----------------

Common Stock                      1,481,481                      2.9
Common Stock                      3,333,333(13)                  6.5
Common Stock                      1,778,140(14)                  3.5
Common Stock                     +2,873,167(15)                 +5.6
                                 ----------                     ----
  SUB-TOTAL                       9,466,121                     18.5
                                 ----------                     ----
                                 31,225,347                     61.1
                                 ==========                     ====

- ----------------

 (7) These shares may be acquired upon the conversion of 60,000 shares of Series C Convertible Exchangeable Preferred Stock. The Series C Convertible Exchangeable Preferred Stock may be converted at any time.

 (8) These shares may be acquired upon the conversion of $15,000,000 principal amount of 10% Convertible Subordinated Debentures, which are convertible at any time.

 (9) These shares may be acquired upon the conversion of 5271 shares of Series E Convertible Preferred Stock, which may be converted at any time.

(10) These shares may be acquired upon the exercise of options which are exercisable in the manner described in Item 3 of Amendment No. 1 to the
      Schedule 13D of Pioneer dated November 11, 1991.

(11) These shares may be acquired upon the exercise of a warrant which is exercisable in the manner described in Item 3 of Schedule 13D of Pioneer dated July 3, 1990.

(12)  See Footnote 1 on page 7.

(13) These shares may be acquired upon the conversion of $20,000,000 principal amount of 10% Convertible Subordinated Debentures, which are convertible at any time.


(14) These shares may be acquired upon the conversion of the 3823 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

(15)  See Footnote 1 on page 7.

  *   Does not foot due to rounding.

                                                            Page 9 of 17 Pages


        Item 5(c) of Schedule 13D is amended by the addition of the following:

        (c) On October 31, 1992, the options held by Le Studio Canal+ referred to in Item 6 of Amendment No. 5 expired without exercise and without the receipt of any value from the exercise. As a result, the number of shares of Carolco Common Stock which Canal+ S.A. and Le Studio Canal+ may be deemed benefically to own decreased by 1,265,182 shares.

                                                             Page 10 of 17 Pages

ITEM 7.      MATERIAL TO BE FILED AS EXHIBITS

         A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).


                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 10, 1992                        CANAL+ S.A.




                                         By:  /s/ Joel A. Adler
                                              -------------------------------
                                              Name:   Joel A. Adler
                                              Title:  Attorney-in-Fact


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 10, 1992                        LE STUDIO CANAL+




                                         By:  /s/ Joel A. Adler
                                              -------------------------------
                                              Name:   Joel A. Adler
                                              Title:  Attorney-in-Fact


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 10, 1992                        CINEPOLE PRODUCTIONS B.V.




                                         By:  /s/ Joel A. Adler
                                              -------------------------------
                                              Name:   Joel A. Adler
                                              Title:  Attorney-in-Fact

                                                            Page 11 of 17 Pages

                              INDEX TO EXHIBITS


                                                                        Page
                                                                        ----
A.   Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii) .........   17

                                                             Attachment No. 8

                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                                (Amendment No. 7)*

                            CAROLCO PICTURES INC.
                            ---------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)

                                 143763 10 0
                                --------------
                                (CUSIP Number)

                       Joel A. Adler, Coudert Brothers
                  200 Park Avenue, New York, New York 10166
                                (212) 880-4420
                  ------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                               January 31, 1993
                  ------------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Exhibit Index: Page 12
                              Page 1 of 13 Pages

CUSIP No. 143763 10 0                                       Page 2 of 13 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,873,909  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,873,909  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            9,747,076  (excluding shares owned by other members of group)

           32,225,349  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           26.7  (excluding shares owned by other members of group)

           63.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                  Page 3 of 13 Pages

                                   SCHEDULE 13D

 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              LE STUDIO CANAL+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,873,909  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,873,909  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            9,747,076  (excluding shares owned by other members of group)

           32,225,349  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           26.7  (excluding shares owned by other members of group)

           63.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                       Page 4 of 13 Pages


                                   SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CINEPOLE PRODUCTIONS B.V.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Netherlands

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,540,575  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,540,575  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            6,540,575  (excluding shares owned by other members of group)

           32,225,349  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           17.9  (excluding shares owned by other members of group)

           63.0  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 5 of 13 Pages



        This Amendment No. 7 is filed on behalf of Canal+ S.A., Le Studio Canal+, and Cinepole Productions B.V. (collectively "Canal+") and amends the Initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991, Amendment No. 2 thereto dated November 11, 1991, Amendment No. 3 thereto dated January 23, 1992, Amendment No. 4 thereto dated March 24, 1992, Amendment No. 5 thereto dated June 22, 1992, and Amendment No. 6 thereto dated November 10, 1992 (collectively, "Schedule 13D"). This Amendment No. 7 is filed in order to disclose the exercisability of options held by Le Studio Canal+ and other Members of the Group to purchase certain shares of Carolco Common Stock.

ITEM 2.  IDENTITY AND BACKGROUND

        This item is amended to revise Schedule A so that Rene Bonnell is deleted from the list of directors of Cinepole Productions B.V. and Dominique Jeunot is listed as a director of Cinepole Productions B.V., with a Residence or Business Address at 85-89 Quai Andre Citroen, F-75015 Paris, France, and with a Principal Occupation of Assistant Financial Director at Le Studio Canal+. Mr. Jeunot is a citizen of France. During the last five years: Mr. Jeunot has not been convicted in a criminal proceeding; Mr. Jeunot has not been party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which proceeding Mr. Jeunot was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

        Items 5(a) of Schedule 13D is amended to read in full as follows:

        (a) As of the date of this Amendment No. 7, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ the following securities of Carolco, excluding the securities of Carolco owned by the Members other than Canal+.



        Title of Class        Number of Shares        Percent of Class
        --------------        ----------------        ----------------

        Common Stock            2,873,167(1)                7.9
        Common Stock           +  333,334(2)               +0.9
                               ----------                  ----
          SUB-TOTAL             3,206,501                   8.8
                               ==========                  ====



- ----------------

(1) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

(2) These shares may be acquired upon the exercise of the option referred to in Item 6 of this Amendment No. 7.

                                                             Page 6 of 13 Pages


        As of the date of this Amendment No. 7, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, and Le Studio Canal+ may be deemed to own indirectly through Cinepole Productions B.V. the following securities of Carolco, excluding securities of Carolco owned by the Members other than Canal+:



        Title of Class      Number of Shares     Percent of Class
        --------------      ----------------     ----------------

        Common Stock            150,000(3)             0.4
        Common Stock            447,344(4)             1.2
        Common Stock          1,621,621(5)             4.4
        Common Stock             97,900                0.3
        Common Stock          2,499,990(6)             6.8
        Common Stock         +1,723,720(7)           + 4.7
                             ----------              -----
          SUB-TOTAL           6,540,575               17.9
                             ----------              -----
            TOTAL             9,747,076               26.7
                             ==========              =====




- ------------

(3) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the Initial Statement.

(4) These shares may be acquired upon the exercise of the option referred to in Item 6 of Amendment No. 2.

(5) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock may be converted at any time.

(6) These shares may be acquired upon the conversion of the 300,000 shares of Series D Convertible Exchangeable Preferred Stock. The Series D Convertible Exchangeable Preferred Stock may be converted at any time.

(7) These shares may be acquired upon the conversion of the 3,706 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

                                                              Page 7 of 13 Pages

        Canal+, Rizzoli Corriere della Sera Group ("RCS") and Pioneer Electric Corp. (collectively, the "Members") have formed a group for the purpose of purchasing additional voting securities of Carolco and obtaining a majority representation on the board of directors of Carolco.

        As of the date of this Amendment No. 7, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ and by reason of Canal+ being one of the Members:


        Title of Class          Number of Shares          Percent of Class
        --------------          ----------------          ----------------
        BY CANAL+
        ---------

        Common Stock              2,873,167(1)                   5.6
        Common Stock               +333,334(2)                  +0.7
                                  ---------                      ---
          SUB-TOTAL               3,206,501                      6.3
                                  =========                      ===

- ------------

(1) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

(2) These shares may be acquired upon the exercise of the option referred to in Item 6 of this Amendment No. 7.

                                                            Page 8 of 13 Pages

         As of the date of this Amendment No. 7, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ (which owns such shares indirectly through Cinepole Productions B.V.), and by reason of Canal+ being one of the Members, the following securities of Carolco:


         BY CANAL+          Number of Shares         Percent of Class
         ---------          ----------------         ----------------
         Common Stock           150,000(3)                 0.3
         Common Stock           447,344(4)                 0.9
         Common Stock         1,621,621(5)                 3.2
         Common Stock            97,900                    0.2
         Common Stock         2,499,990(6)                 4.9
         Common Stock         1,723,720(7)                 3.4
                              ---------                   ----
           SUB-TOTAL          6,540,575                   12.8*
                              =========                   ====

- ------------

(3) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the Initial Statement.

(4) These shares may be acquired upon the exercise of the option referred to in
    Item 6 of Amendment No. 2.

(5) These shares may be acquired upon the conversion of 30,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock may be converted at any time.

(6) These shares may be acquired upon the conversion of the 300,000 shares of Series D Convertible Exchangeable Preferred Stock. The Series D Convertible Exchangeable Preferred Stock may be converted at any time.

(7) These shares may be acquired upon the conversion of the 3706 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

 *  Does not foot due to rounding.

                                                            Page 9 of 13 Pages


         BY PIONEER          Number of Shares         Percent of Class
         ----------          ----------------         ----------------
         Common Stock          3,243,243(8)                 6.3
         Common Stock          2,500,000(9)                 4.9
         Common Stock          2,451,627(10)                4.8
         Common Stock            977,447(11)                1.9
         Common Stock            300,000(12)                0.6
         Common Stock          2,873,167(13)                5.6
         Common Stock           +333,334(14)               +0.7
                              ----------                   ----
           SUB-TOTAL          12,678,818                   24.8
                              ==========                   ====

- ------------

 (8) These shares may be acquired upon the conversion of 60,000 shares of Series C Convertible Exchangeable Preferred Stock. The Series C Convertible Exchangeable Preferred Stock may be converted at any time.

 (9) These shares may be acquired upon the conversion of $15,000,000 principal amount of 10% Convertible Subordinated Debentures, which are convertible at any time.

(10) These shares may be acquired upon the conversion of 5271 shares of Series E Convertible Preferred Stock, which may be converted at any time.

(11) These shares may be acquired upon the exercise of options which are exercisable in the manner described in Item 3 of Amendment No. 1 to the
     Schedule 13D of Pioneer dated November 11, 1991.

(12) These shares may be acquired upon the exercise of a warrant which is exercisable in the manner described in Item 3 of Schedule 13D of Pioneer dated July 3, 1990.

(13) See Footnote 1 on page 7.

(14) See Footnote 2 on page 7.

                                                             Page 10 of 13 Pages



        BY RCS              Number of Shares     Percent of Class
        ------              ----------------     ----------------

        Common Stock            1,481,481               2.9
        Common Stock            3,333,333(15)           6.5
        Common Stock            1,778,140(16)           3.5
        Common Stock            2,873,167(17)           5.6
        Common Stock             +333,334(18)          +0.7
                               ----------              ----
        SUB-TOTAL               9,799,455              19.2
                               ----------              ----
        TOTAL                  32,225,349              63.0
                               ==========              ====





ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Item 6 of Schedule 13D is amended by the addition of the following:

        A Note Purchase Agreement, entered into as of March 23, 1992, between Le Studio Canal+ and Valdina Corporation N.V. ("Valdina"), grants to Le Studio Canal+ an option to purchase 333,334 Shares of the Common Stock of Carolco from Valdina between April 1, 1993 and March 31, 1994 at an exercise price of $5.50 per share. A copy of said Note Purchase Agreement was attached to Amendment No. 4 as part of Exhibit M thereto and is incorporated herein by this reference.

- ------------

(15) These shares may be acquired upon the conversion of $20,000,000 principal amount of 10% Convertible Subordinated Debentures, which are convertible at any time.

(16) These shares may be acquired upon the conversion of the 3823 shares of Series E Convertible Preferred Stock. The Series E Convertible Preferred Stock may be converted at any time.

(17)  See Footnote 1 on page 7.

(18)  See Footnote 2 on page 7.

                                                             Page 11 of 13 Pages


ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS


       A.   Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).


                                  SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 27, 1993                           CANAL+ S.A.



                                         By: /s/ Joel A. Adler
                                             ---------------------------------
                                             Name:   Joel A. Adler
                                             Title:  Attorney-in-Fact

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 27, 1993                           LE STUDIO CANAL+



                                         By: /s/ Joel A. Adler
                                             --------------------------------
                                             Name:   Joel A. Adler
                                             Title:  Attorney-in-Fact

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 27, 1993                           CINEPOLE PRODUCTIONS B.V.



                                         By: /s/ Joel A. Adler
                                             --------------------------------
                                             Name:   Joel A. Adler
                                             Title:  Attorney-in-Fact

                                                             Page 12 of 13 Pages


                              INDEX TO EXHIBITS
                              -----------------



                                                                         Page
                                                                         ----

A.     Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii) ........  13

                                                                ATTACHMENT NO. 9

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 8)*

                            CAROLCO PICTURES INC.
                            ---------------------
                               (Name of Issuer)

                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)

                                  143763 10 0
                             --------------------
                                (CUSIP Number)

                        Joel A. Adler, Coudert Brothers
          1114 Avenue of the Americas, New York, New York  10036-7794
                                (212) 626-4420
                  --------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 June 1, 1993
                            ----------------------
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /__/.

Check the following box if a fee is being paid with the statement /__/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Exhibit Index: Page 21
                              Page 1 of 238 Pages

CUSIP No. 143763 10 0                                      Page 2 of 238 Pages
                                   SCHEDULE 13D

 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,873,909  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,873,909  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            9,517,018  (excluding shares owned by other members of group)

           31,535,175  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           27.2  (excluding shares owned by other members of group)

           63.5  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                     Page 3 of 238 Pages

                                   SCHEDULE 13D

 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              LE STUDIO CANAL+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,873,909  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,873,909  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            9,517,018  (excluding shares owned by other members of group)

           31,535,175  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           27.2  (excluding shares owned by other members of group)

           63.5  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                            Page 4 of 238 Pages
                           SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CINEPOLE PRODUCTIONS B.V.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Netherlands

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,540,575  (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,540,575  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

            6,540,575  (excluding shares owned by other members of group)

           31,535,175  (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           18.7  (excluding shares owned by other members of group)

           63.5  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 5 of 238 Pages

         This Amendment No. 8 is filed on behalf of Canal+ S.A., Le Studio Canal+, and Cinepole Productions B.V. (collectively "Canal+") and amends the Initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991, Amendment No. 2 thereto dated November 11, 1991, Amendment No. 3 thereto dated January 23, 1992, Amendment No. 4 thereto dated March 24, 1992, Amendment No. 5 thereto dated June 22, 1992, Amendment No. 6 thereto dated November 10, 1992, and Amendment No. 7 thereto dated April 27, 1993 (collectively, "Schedule 13D"). This Amendment No. 8 is filed in order to disclose the execution on June 1, 1993 of a Securities Purchase Agreement and a Contribution and Exchange Agreement, which bind Canal+ and other parties to make purchases of certain securities of Carolco and/or exchange or contribute certain outstanding securities of Carolco in connection with the proposed restructuring of Carolco as set forth in Amendment No. 1 to Form S-1 (Registration No. 33-56380) filed by Carolco with the Securities and Exchange Commission on May 7, 1993, and to disclose the release of a pledge in favor of Canal+ on certain shares of the Common Stock of Carolco. The Securities Purchase Agreement and the Contribution and Exchange Agreement are contingent upon the occurrence of the restructuring as contemplated.

ITEM 4. PURPOSE OF TRANSACTION

         This item is amended by the addition of new paragraphs to read in full as follows:

         (a) & (e) On May 7, 1993, Carolco filed with the Securities and Exchange Commission Amendment No. 1 to Form S-1 (Registration No. 33-56380) which details Carolco's proposed restructuring (the "Restructuring"). If the Restructuring proceeds as contemplated, Canal+, Rizzoli Corriere della Sera Group ("RCS") and Pioneer Electronic Corp. ("Pioneer") (the foregoing collectively, with their respective affiliates, the "Strategic Investors") will receive Common Stock of Carolco and certain shares of the Common Stock of LIVE Entertainment Inc. held by Carolco ("LIVE Common Stock") in exchange for certain existing securities of Carolco and a forgiveness of certain amounts owed by Carolco to the Strategic Investors. In addition, if the Restructuring proceeds as contemplated, Canal+ will receive 12,500 shares of Series A Convertible Preferred Stock, $1.00 par value per share, of Carolco ("New Preferred"), Pioneer will receive 40,000 shares of New Preferred and Credit Lyonnais S.A. (or any of its affiliates) ("CL") will receive 30,000 shares of New Preferred and $30,000,000 in principal amount of 5% Payment-in-Kind Convertible Subordinated Notes due 2002 of Carolco ("5% Notes"), in return for the payment of $12,500,000, $40,000,000 and $60,000,000, respectively, in cash to Carolco. As a result of the execution of (1) a Securities Purchase Agreement dated as of May 25, 1993 by and among the Strategic Investors and CL and (2) a Contribution and Exchange Agreement dated as of the same date by and among the same parties, Canal+ believes that CL has become a member of the group consisting of the Strategic Investors described in Item 5 hereof. A description of the transactions contemplated and the holdings of Carolco securities by each of the Strategic Investors and CL after giving effect to the Restructuring appears in the table below.

                                                            Page 6 of 238 Pages



                  In Exchange For:                          Canal+ will Receive:
                  ----------------                          --------------------

$2,848,705 of principal amount and accrued but unpaid
  interest ($34,994 as of April 15, 1993) owed to
  Canal+ ...............................................    1,180,030 shares of LIVE Common Stock
                                                            currently held by Carolco, a portion of which is
                                                            pledged as collateral to the Strategic Investors

9,424 shares of Series B Convertible Preferred Stock
  ("Series B Preferred")

94,240 shares of Series D Convertible Exchangeable          22,950,471 shares of Carolco Common Stock
  Preferred Stock ("Series D Preferred")

1,164 shares of Series E Convertible Preferred Stock
  ("Series E Preferred")

The remaining $3,577,646 of principal amount and
  accrued but unpaid interest ($43,820 at April 15,
  1993) owed to Canal+ .................................    An estimated 4,457,188 shares of Carolco
                                                            Common Stock

$12,500,000 in cash ....................................    12,500 shares of New Preferred

20,576 shares of Series B Preferred

205,760 shares of Series D Preferred

2,542 shares of Series E Preferred

Option and a warrant to purchase an aggregate of
  597,344 shares of Carolco Common Stock at a               Such securities and accrued amounts to be
  weighted average exercise price of $3.65 per share        relinquished to Carolco as a capital contribution

Accrued but unpaid dividends on its Series B, D & E
  Preferred (approximately $4,517,000 as of April 15,
  1993)

                                                            Canal+ Total:  12,500 shares of New Preferred,
                                                                           1,180,030 shares of LIVE
                                                                           Common Stock, and an
                                                                           estimated 27,407,659 shares of
                                                                           Carolco Common Stock


                                                            Page 7 of 238 Pages



                  In Exchange For:                          Pioneer will Receive:
                  ----------------                          ---------------------

$9,379,296 of principal amount and accrued but unpaid
  interest ($115,217 as of April 15, 1993) owed to
  Pioneer ..............................................    3,885,223 shares of LIVE Common Stock
                                                            currently held by Carolco, a portion of which is
                                                            pledged as collateral to the Strategic Investors

18,848 shares of Series C Convertible Exchangeable
  Preferred Stock ("Series C Preferred")

1,656 shares of Series E Preferred                          37,824,031 shares of Carolco Common Stock

$4,712,042 in 10% Convertible Subordinated Debentures due 2006 (the "Existing 10% Debentures")

The remaining $10,159,884 of principal amount and
  accrued but unpaid interest ($124,440 at April 15,
  1993) owed to Pioneer ................................    An estimated 12,657,629 shares of Carolco
                                                            Common Stock

$40,000,000 in cash ....................................    40,000 shares of New Preferred

$10,287,958 in Existing 10% Debentures

41,152 shares of Series C Preferred

3,615 shares of Series E Preferred

Options and a warrant to purchase an aggregate of
  1,277,447 shares of Carolco Common Stock at a             Such securities and accrued amounts to be
  weighted average exercise price of $4.35 per share        relinquished to Carolco as a capital contribution

Accrued but unpaid dividends and interest on its Existing
  10% Debentures and Series C & E Preferred
  (approximately $6,806,000 as of April 15, 1993)


                                                            Pioneer Total:  40,000 shares of New Preferred,
                                                                            3,885,223 shares of LIVE
                                                                            Common Stock, and an
                                                                            estimated 50,481,660 shares of
                                                                            Carolco Common Stock


                                                            Page 8 of 238 Pages


                  In Exchange For:                          RCS will Receive:
                  ----------------                          -----------------

$2,848,705 of principal amount and all accrued but
  unpaid interest ($34,994 as of April 15, 1993) owed
  to RCS ...............................................    1,180,030 shares of LIVE Common Stock
                                                            currently held by Carolco, a portion of which
                                                            pledged as collateral to the Strategic Investors

1,201 shares of Series E Preferred

$6,282,723 in Existing 10% Debentures                       11,225,498 shares of Common Stock

The remaining $3,789,557 of principal amount and
  accrued but unpaid interest ($46,436 at April 15,
  1993) owed to RCS ....................................    An estimated 4,743,376 shares of Carolco
                                                            Common Stock

$13,717,277 in Existing 10% Debentures

2,622 shares of Series E Preferred

Accrued but unpaid dividends on its Existing 10%            Such securities and accrued amounts to be
  Debentures, Series E Preferred and other amounts          relinquished to Carolco as a capital contribution
  owed to RCS (approximately $3,715,000 as of
  April 15, 1993)


                                                            RCS Total:  1,180,030 shares of LIVE Common
                                                                        Stock, and an estimated 15,968,874
                                                                        shares of Carolco Common Stock

CL

$30,000,000 in cash ....................................    30,000 shares of New Preferred

$30,000,000 in cash ....................................    30,000,000 in principal amount of 5% Notes


                                                             Page 9 of 238 Pages


     In addition to the transactions described in the above table, the Restructuring contemplates the conclusion of a standby note purchase agreement among Carolco and the Strategic Investors. Pursuant to such an agreement, it is contemplated that the Strategic Investors would commit to purchase from Carolco on December 30, 1994 up to $20,000,000 in principal value (in aggregate) of new 7% Convertible Subordinated Notes of Carolco due 2006. Such a commitment would be contingent upon the financial position of Carolco as of December 31, 1994, and the amount of Canal+'s commitment may be adjusted due to sales of Carolco equity securities by Carolco or due to Canal+'s contributions to a fund to be used by Carolco for the production of motion pictures.

     In addition, it is anticipated that Canal+ and CL will enter into a put and call agreement pursuant to which CL will be entitled to exercise a put option, and Canal+ will be entitled to exercise a call option, with respect to certain shares of Carolco Common Stock upon the occurrence of certain future events.

     See also paragraph (d) below with respect to management arrangements affecting dividend policy, among other things.

     See also paragraph (g) below with respect to solicitation of shareholder approval to increase the number of authorized shares of Carolco Common Stock.

     (b) It is anticipated, that in connection with the Restructuring, the Strategic Investors and CL will enter into a subordination agreement, pursuant to which the Strategic Investors will agree that, in the event of a liquidation of Carolco, payment in liquidation in respect of shares of Carolco Common Stock held by the Strategic Investors or by CL pursuant to a conversion of New Preferred and/or 5% Notes will be made in an amount equal to the liquidation preference and/or face value (as appropriate) of such New Preferred and/or 5% Notes (immediately prior to such conversion) before any payment in liquidation is made with respect to shares of Carolco Common Stock held by the Strategic Investors as of, or received by the Strategic Investors in connection with, the Restructuring.

     (d) Pursuant to the terms of the Series B Preferred, the Series C Preferred, the agreements between Carolco and the Strategic Investors pursuant to which each of the Strategic Investors purchased its Series E Preferred, and a stockholders' agreement between the Strategic Investors and New Carolco Investments B.V. ("New CIBV"), certain individuals have been nominated and elected to the Board of Directors. In addition, as part of a restructuring in 1992, certain amendments were made to Carolco's bylaws and certain arrangements were made with respect to the composition of Carolco's Executive Committee of its Board of Directors. Of the twelve current members of the Board of Directors, three are nominees of Pioneer, two are nominees of Canal+, one is a nominee of RCS and one has been selected by RCS for inclusion as one of the nominees of Carolco's management for election to the Board of Directors.

     If the Restructuring proceeds as contemplated, it is expected that Carolco's Board of Directors will be reconstituted. It is anticipated that upon consummation of the Restructuring, the foregoing arrangements will be terminated and the Strategic Investors will have no further rights pursuant to such arrangements to nominate or elect directors to Carolco's Board of Directors. In addition, it is anticipated that New CIBV, the Strategic Investors and CL will enter into a stockholders' agreement to become effective upon consummation of the Restructuring, including an agreement to vote in the election of directors for a slate of directors composed of four Pioneer nominees, three CL nominees, three Canal+ nominees, one RCS nominee, two independent nominees and two nominees of the Chairman of the Board

                                                           Page 10 of 238 Pages

of Carolco, and an agreement with respect to the composition of the Supervisory Committee of the Board of Directors, with one director nominated by each of the Strategic Investors and CL plus Mario F. Kassar and one independent director. It is expected that the Supervisory Committee will exercise all powers of the Board of Directors (except those powers specifically reserved by Delaware law to the full Board of Directors); however, (i) a quorum of the Supervisory Committee will require Mr. Kassar and all nominees of the Strategic Investors and CL, and (ii) the Supervisory Committee will be able to act only with the affirmative vote of all nominees of the Strategic Investors and CL. If the stockholders' agreement is concluded as anticipated, nominees of the Strategic Investors and CL, if considered together, will constitute in excess of a majority of the members (approximately 73%) of the Board of Directors.

        The anticipated stockholders' agreement also includes an agreement by each party to direct its director designees to vote in favor of the adoption of certain board resolutions which would provide that certain actions will not be taken unless approved by at least 85% of the Board of Directors and the director designees of at least three of the parties to the agreement other than New CIBV. These certain actions are (1) certain amendments to Carolco's Certificate of Incorporation or Bylaws, (2) any merger, consolidation, liquidation, dissolution or winding up of Carolco or any material subsidiary,
(3) any disposition of assets in excess of $10,000,000, other than in the ordinary course of business, (4) any acquisition by Carolco or any material subsidiary of assets or property for consideration in excess of $10,000,000, other than certain motion picture rights or assets acquired in the ordinary course of business and with certain other exceptions, (5) any creation, incurrence, assumption or guaranty of any indebtedness in excess of $10,000,000, with certain exceptions, (6) any creation, incurrence or assumption of any lien or other encumbrance in excess of $10,000,000, with certain exceptions, (7) any declaration or payment of dividends on Carolco Common Stock or any other capital stock junior to the New Preferred, (8) termination or material amendment of the employment agreement and related agreements with Mr. Kassar and (9) investments in excess of $3,000,000, with certain exceptions. Each of the Strategic Investors, CL and New CIBV (each a "Major Shareholder" and, collectively, the "Major Shareholders") is also expected to agree not to exercise its voting rights in favor of, or cause a special meeting to be called with respect to, such certain actions without the agreement of (1) Major Shareholders entitled to cast at least 85% of the vote and (2) at least three Major Shareholders (other than New CIBV). The agreement would further provide certain Major Shareholders with certain co-sale rights with respect to sales of Carolco's securities by other Major Shareholders.

(g) In addition, as part of the proposed Restructuring, Carolco will seek shareholder approval to amend its Certificate of Incorporation to delete the provisions of Paragraph B of Article Fifth thereof which provide for a Board of Directors with three classes with staggered terms. Carolco will also seek the approval of shareholders to delete Article Seventh of its Certificate of Incorporation which restricts the ability of Carolco to engage in certain transactions with its interested stockholders unless certain Board of Directors or shareholder approvals are obtained. Carolco will also seek shareholders' approval for increasing the authorized number of shares of Common Stock from 100,000,000 to 500,000,000. Since the Restructuring contemplates that no shares of Carolco's existing preferred stock will be outstanding after the Restructuring, Carolco will also seek shareholder approval to remove the Certificates of Designation, Preferences and Rights of such existing preferred stock from the Certificate of Incorporation of Carolco.

                                                            Page 11 of 238 Pages

ITEM 5.   INTEREST IN SECURITIES OF THE ISSSUER

        Item 5(a) of Schedule 13D is amended to read in full as follows:

(a) As of the date of this Amendment No. 8, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ the following securities of Carolco, excluding the securities of Carolco owned by the Members (defined below) other than Canal+.


Title of Class               Number of Shares            Percent of Class
- --------------               ----------------            ----------------

Common Stock                     2,643,109(1)                   7.5
Common Stock                    +  333,334(2)                  +1.0
                                 ---------                      ---
  SUB-TOTAL                      2,976,443                      8.5
                                 =========                      ===











- ------------

(1) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

(2) These shares may be acquired upon the exercise of the option referred to in Item 6 of Amendment No. 7.

                                                            Page 12 of 238 Pages


        As of the date of this Amendment No. 8, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, and Le Studio Canal+ may be deemed to own indirectly through Cinepole Productions B.V. the following securities of Carolco, excluding securities of Carolco owned by the Members other than Canal+:



        Title of Class          Number of Shares     Percent of Class
        --------------          ----------------     ----------------

        Common Stock                  150,000(3)            0.4
        Common Stock                  447,344(4)            1.3
        Common Stock                1,621,621(5)            4.6
        Common Stock                   97,900               0.3
        Common Stock                2,499,990(6)            7.1
        Common Stock               +1,723,720(7)          + 4.9
                                    ---------             -----
          SUB-TOTAL                 6,540,575              18.7*
                                    ---------             -----
            TOTAL                   9,517,018              27.2
                                    =========              ====



- ------------

(3) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the Initial Statement.

(4)  These shares may be acquired upon the exercise of the option referred to in
     Item 6 of Amendment No. 2.

(5) These shares may be acquired upon the conversion of 30,000 shares of Series B Preferred. The Series B Preferred may be converted at any time.

(6) These shares may be acquired upon the conversion of the 300,000 shares of Series D Preferred. The Series D Preferred may be converted at any time.

(7) These shares may be acquired upon the conversion of the 3706 shares of Series E Preferred. The Series E Preferred may be converted at any time.

 *   Does not foot due to rounding.

                                                          Page 13 of 238 Pages

         Canal+, RCS and Pioneer (collectively, the "Members") have formed a group for the purpose of purchasing additional voting securities of Carolco and obtaining a majority representation on the board of directors of Carolco. The Members and CL have formed a group for purposes of obtaining a majority representation on the board of directors of Carolco upon consummation of the Restructuring.

         As of the date of this Amendement No. 8, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ and by reason of Canal+ being one of the Members:


         Title of Class       Number of Shares       Percent of Class
         --------------       ----------------       ----------------
         BY CANAL+
         ---------
         Common Stock           2,643,109(1)              5.3
         Common Stock          +  333,334(2)             +0.7
                                ---------                ----
           SUB-TOTAL            2,976,443                 6.0
                                =========                ====

- ------------

(1) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

(2) These shares may be acquired upon the exercise of the option referred to in
    Item 6 of Amendment No. 7.

                                                          Page 14 of 238 Pages

         As of the date of this Amendment No. 8, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ (which owns such shares indirectly through Cinepole Productions B.V.), and by reason of Canal+ being one of the Members, the following securities of Carolco:


         BY CANAL+           Number of Shares         Percent of Class
         ---------           ----------------         ----------------
         Common Stock            150,000(3)                 0.3
         Common Stock            447,344(4)                 0.9
         Common Stock          1,621,621(5)                 3.3
         Common Stock             97,900                    0.2
         Common Stock          2,499,990(6)                 5.0
         Common Stock          1,723,720(7)                 3.5
                               ---------                   ----
           SUB-TOTAL           6,540,575                   13.2
                               =========                   ====

- ------------

(3) These shares may be acquired upon the exercise of the warrant referred to in Item 6 of the Initial Statement.

(4) These shares may be acquired upon the exercise of the option referred to in
    Item 6 of Amendment No. 2.

(5) These shares may be acquired upon the conversion of 30,000 shares of Series B Preferred. The Series B Preferred may be converted at any time.

(6) These shares may be acquired upon the conversion of the 300,000 shares of Series D Preferred. The Series D Preferred may be converted at any time.

(7) These shares may be acquired upon the conversion of the 3706 shares of Series E Preferred. The Series E Preferred may be converted at any time.

                                                           Page 15 of 238 Pages

         BY PIONEER         Number of Shares        Percent of Class
         ----------         ----------------        ----------------
         Common Stock          3,243,243(8)               6.5
         Common Stock          2,500,000(9)               5.0
         Common Stock          2,451,627(10)              4.9
         Common Stock            977,447(11)              2.0
         Common Stock            300,000(12)              0.6
         Common Stock          2,643,109(13)              5.3
         Common Stock         +  333,334(14)             +0.7
                              ----------                 ----
           SUB-TOTAL          12,448,760                 25.1*
                              ==========                 ====

- ------------

 (8) These shares may be acquired upon the conversion of 60,000 shares of Series C Preferred. The Series C Preferred may be converted at any time.

 (9) These shares may be acquired upon the conversion of $15,000,000 principal amount of Existing 10% Debentures, which are convertible at any time.

(10) These shares may be acquired upon the conversion of 5271 shares of Series E Convertible Preferred Stock, which may be converted at any time.

(11) These shares may be acquired upon the exercise of options which are exercisable in the manner described in Item 3 of Amendment No. 1 to the
     Schedule 13D of Pioneer dated November 11, 1991.

(12) These shares may be acquired upon the exercise of a warrant which is exercisable in the manner described in Item 3 of Schedule 13D of Pioneer dated July 3, 1990.

(13) See Footnote 1 on page 13.

(14) See Footnote 2 on page 13.

  *  Does not foot due to rounding.

                                                           Page 16 of 238 Pages

<Captions>

      BY RCS                  Number of Shares       Percent of Class
      ------                  ----------------       ----------------

      Common Stock                1,481,481                3.0
      Common Stock                3,333,333(15)            6.7
      Common Stock                1,778,140(16)            3.6
      Common Stock                2,643,109(17)            5.3
      Common Stock                + 333,334(18)           +0.7
                                 ----------               ----
        SUB-TOTAL                 9,569,397               19.3
                                 ----------               ----
          TOTAL                  31,535,175               63.5*
                                 ==========               ====


        Item 5(c) is amended by adding the following paragraph:

        On May 21, 1993, the Strategic Investors released an aggregate of 690,174 shares of Carolco Common Stock (a release of 230,058 shares of Carolco Common Stock each by Canal+, Pioneer and RCS) from a pledge which had been created in their favor pursuant to the Security and Pledge Agreements dated as of April 23, 1992 between New CIBV and each of the Strategic Investors. A copy of said Security and Pledge Agreement between Canal+ and New CIBV was filed as part of Exhibit M to Amendment No. 4. A copy of the Amended and Restated Security and Pledge Agreement between New CIBV and Le Studio Canal+ is filed as Exhibit AJ hereto and is incorporated herein by reference.

- ------------

(15) These shares may be acquired upon the conversion of $20,000,000 principal amount of Existing 10% Debentures, which are convertible at any time.

(16) These shares may be acquired upon the conversion of the 3823 shares of Series E Preferred. The Series E Preferred may be converted at any time.

(17) See Footnote 1 on page 13.

(18) See Footnote 2 on page 13.

  *  Does not foot due to rounding.

                                                           Page 17 of 238 Pages

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Item 6 of Schedule 13D is amended by the addition of the following:

         In connection with the Restructuring, the agreements described below have been or are expected to be concluded by Canal+. A form of each such agreement is filed as an Exhibit hereto, with the Exhibit letter set opposite the description of each such agreement.

AC Securities Purchase Agreement dated as of May 25, 1993 among Carolco Pictures Inc., Pioneer LDCA, Inc., Cinepole Productions B.V. and MGM Holdings Corporation; provides for the purchase from Carolco of (1) New Preferred by Pioneer, Cinepole Productions B.V. and MGM Holdings Corporation and (2) 5% Notes by MGM Holdings Corporation.

AD Contribution and Exchange Agreement dated as of May 25, 1993 among Carolco Pictures Inc., Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V., RCS Video Services Antilles N.V. and RCS Video International Communications N.V.; provides for the contributions to capital and the exchanges described in Item 4 of this Amendment No. 8.

AE Form of Registration Rights Agreement among Carolco Pictures Inc. and Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V. and MGM Holdings Corporation; provides for the registration by Carolco of Carolco Common Stock received by MGM or the Strategic Investors upon the conversion of New Preferred and/or 5% Notes purchased pursuant to the Securities Purchase Agreement or received in exchange under the Contribution and Exchange Agreement.

AF Form of Stockholders' Agreement among Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V., MGM Holdings Corporation and New Carolco Investments B.V.; controls certain areas of the corporate governance of Carolco, as described more fully in Item 4 of this Amendment No. 8.

AG Term Sheet for the Standby Note Purchase Agreement among Carolco Pictures Inc., Pioneer LDCA, Inc., Cinepole Productions B.V. and RCS Video International Services B.V.; provides contemplated terms for the purchase on December 30, 1994 of up to $20,000,000 in face value of 7% Notes by the Strategic Investors. Such a commitment would be contingent upon the financial condition of Carolco as of December 30, 1994, and upon the amount of contributions made by Canal+ to a fund to be used for financing the production of motion pictures by Carolco.

AH Form of Subordination Agreement among Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V., RCS International Communications N.V. and MGM Holdings Corporation; provides that, in the event of a liquidation of Carolco, MGM and the Strategic Investors will receive payments in respect of their Carolco Common Shares held as a result of the conversion of New Preferred and/or 5% Notes purchased pursuant to the Securities Purchase Agreement prior to the Strategic Investors' receiving any liquidation payments in respect of Carolco Common Stock held by them as of the date of the Restructuring or received in connection with the Restructuring.

                                                           Page 18 of 238 Pages

AI First Amendment to Inducement Agreement dated as of April 30, 1993, among New Carolco Investments B.V., Clorenda Corporation A.V.V., Mario F. Kassar, Pioneer LDCA, Inc., Le Studio Canal+ and RCS Video International Services B.V.; amends certain provisions of an Inducement Agreement dated as of March 23, 1992 (which Inducement Agreement was attached as Exhibit X to Amendment No. 4).

AJ Amended and Restated Security and Pledge Agreement between New Carolco Investments B.V. and Le Studio Canal+ dated as of April 30, 1993; amends and restates the Security and Pledge Agreement between New Carolco Investments B.V. and Le Studio Canal+ dated as of March 23, 1992, which Security and Pledge Agreement was filed as Exhibit M to Amendment No. 4.

AK Statement of release of Collateral Shares by Pioneer LDCA, Inc. (acting as collateral agent for Le Studio Canal+ and RCS Video International Services B.V.) dated as of May 20, 1993; states that Pioneer will release as of May 21, 1993, an aggregate of 690,174 shares of Carolco Common Stock which had been pledged to the Strategic Investors.

AL Form of a Put and Call Agreement among MGM Holdings Corporation, Credit Lyonnais S.A. and Cinepole Productions B.V.; provides that MGM Holdings Corporation will have the right to sell to Cinepole Productions B.V., and Cinepole Productions B.V. will have the right to buy from MGM Holdings Corporation, certain amounts of Carolco Common Stock, with such rights contingent upon the happening of certain events.

                                                          Page 19 of 238 Pages

Item 7.      Material to be filed as Exhibits
- -------      --------------------------------

       A.    Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

       AC. Securities Purchase Agreement among Carolco Pictures Inc. and Pioneer LDCA, Inc., Cinepole Productions B.V. and MGM Holdings Corporation (excluding Schedule 6(d) and Exhibits A, C, D, E, F, G, H, I, J, K, and L).

       AD. Contribution and Exchange Agreement among Carolco Pictures Inc. and Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V., RCS Video Services Antilles N.V. and RCS Video International Communications N.V. (excluding Schedule 8(d) and Exhibits A and B).

       AE. Form of Registration Rights Agreement among Carolco Pictures Inc. and Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V. and MGM Holdings Corporation
             (Exhibit H to the Securities Purchase Agreement and Exhibit A to the Contribution and Exchange Agreement).

       AF. Form of Stockholders' Agreement among Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V., MGM Holdings Corporation and New Carolco Investments B.V. (Exhibit I to the Securities Purchase Agreement and Exhibit B to the Contribution and Exchange Agreement).

       AG. Term Sheet for Standby Note Purchase Agreement among Carolco Pictures Inc., Pioneer LDCA, Inc., Cinepole Productions B.V. and RCS Video International Services B.V. (Exhibit J to the Securities Purchase Agreement).

       AH. Form of Subordination Agreement among Carolco Pictures Inc., Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V., RCS Video International Services B.V. and MGM Holdings Corporation (Exhibit L to the Securities Purchase Agreement).

       AI. First Amendment to Inducement Agreement dated as of April 30, 1993, among New Carolco Investments B.V., Clorenda Corporation A.V.V., Mario F. Kassar, Pioneer LDCA, Inc., Le Studio Canal+ and RCS Video International Services B.V.

       AJ. Amended and Restated Security and Pledge Agreement between New Carolco Investments B.V. and Le Studio Canal+ dated as of April 30, 1993.

       AK. Statement of release of Collateral Shares by Pioneer LDCA, Inc. (acting as collateral agent for Le Studio Canal+ S.A. and RCS Video Services International B.V.) dated as of May 20, 1993.

       AL. Form of Put and Call Agreement among MGM Holdings Corporation, Credit Lyonnais S.A. and Cinepole Productions B.V. (Exhibit K to the Securities Purchase Agreement).

                                                    Page 20 of 238 Pages

                                SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 25, 1993                              CANAL+ S.A.



                                           By: /s/ Joel A. Adler
                                               --------------------------------
                                               Name:   Joel A. Adler
                                               Title:  Attorney-in-Fact


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 25, 1993                              LE STUDIO CANAL+



                                           By: /s/ Joel A. Adler
                                               --------------------------------
                                               Name:   Joel A. Adler
                                               Title:  Attorney-in-Fact


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 25, 1993                              CINEPOLE PRODUCTIONS B.V.



                                           By: /s/ Joel A. Adler
                                               --------------------------------
                                               Name:   Joel A. Adler
                                               Title:  Attorney-in-Fact

                                                            Page 21 of 238 Pages


                              INDEX TO EXHIBITS
                              -----------------

                                                                           Page
                                                                           ----

A.     Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii) ..........  13

AC.    Securities Purchase Agreement among Carolco Pictures Inc.
       and Pioneer LDCA, Inc., Cinepole Productions B.V. and
       MGM Holdings Corporation...........................................  23

AD.    Contribution and Exchange Agreement among Carolco Pictures
       Inc. and Pioneer LDCA, Inc., Cinepole Productions B.V.,
       RCS Video International Services B.V., RCS Video Services Antilles
       N.V. and RCS Video International Communications N.V................  82

AE.    Form of Registration Rights Agreement among Carolco Pictures Inc.
       and Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video
       International Services B.V. and MGM Holdings Corporation........... 126

AF. Form of Stockholders' Agreement among Pioneer LDCA, Inc., Cinepole Productions B.V., RCS Video International Services B.V., MGM
       Holdings Corporation and New Carolco Investments B.V. ............. 163

AG. Term Sheet for the Standby Note Purchase Agreement among Carolco Pictures Inc., Pioneer LDCA, Inc., Cinepole Productions B.V. and
       RCS Video International Services B.V. ............................. 185

AH.    Form of Subordination Agreement among Carolco Pictures Inc.,
       Pioneer LDCA, Inc., Cinepole Production B.V., RCS Video
       International Services B.V., RCS Video International Services
       B.V. and MGM Holdings Corporation.................................. 192

AI.    First Amendment to Inducement Agreement dated as of April 30,
       1993, among New Carolco Investments B.V., Clorenda Corporation
       A.V.V., Mario F. Kassar, Pioneer LDCA, Inc., Le Studio Canal+
       and RCS Video International Services B.V. ......................... 201

AJ.    Amended and Restated Security and Pledge Agreement between New
       Carolco Investments B.V. and Le Studio Canal+ dated as of
       April 30, 1993..................................................... 212

AK.    Statement of release of Collateral Shares by Pioneer LDCA, Inc.
       (acting as collateral agent for Le Studio Canal+ S.A. and RCS
       Video Services International B.V.) dated as of May 20, 1993........ 225

AL.    Form of Put and Call Agreement among MGM Holdings Corporation,
       Credit Lyonnais S.A. and Cinepole Productions B.V. ................ 227

                                                             ATTACHMENT NO. 10


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 9)*


                            CAROLCO PICTURES INC.
                  -----------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $0.01 per share
                  -----------------------------------------
                        (Title of Class of Securities)


                                 143763 10 0
                  -----------------------------------------
                                (CUSIP Number)


                 Joel A. Adler, Sutherland, Asbill & Brennan
                 1270 Avenue of the Americas, (212) 332-3080
                        New York, New York 10020-1700
              ------------------------------------------------
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)


                                August 27, 1993
                     --------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing informaton which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            Exhibit Index: Page 11
                             Page 1 of 187 Pages

CUSIP No. 143763 10 0                                       Page 2 of 187 Pages

                                 SCHEDULE 13D

 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              CANAL+ S.A.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                        a.  /X/
                        b.  / /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,873,909   (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,873,909   (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           9,517,018   (excluding shares owned by other members of group)

          31,535,175   (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares* / /

13    Percent of Class Represented By Amount in Row (11)

           27.2%  (excluding shares owned by other members of group)

           63.5%  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                      Page 3 of 187 Pages

                                 SCHEDULE 13D


 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              LE STUDIO CANAL+
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                                a.  /X/
                                b.  / /

 3    SEC Use Only

 4    Source of Funds*

             WC

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,873,909      (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,873,909      (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           9,517,018   (excluding shares owned by other members of group)

          31,535,175   (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares* /  /

13    Percent of Class Represented By Amount in Row (11)

           27.2%   (excluding shares owned by other members of group)

           63.5%   (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                      Page 4 of 187 Pages


                                 SCHEDULE 13D

 1    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

              Cinepole Productions B.V.
              (has no S.S. or I.R.S. Identification No.)

 2    Check the Appropriate Box If a Member of a Group*
                          a. /X/
                          b. / /

 3    SEC Use Only

 4    Source of Funds*

             AF

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of                        0
   Shares
Beneficially          8    Shared Voting Power
  Owned By                     6,540,575     (see Items 4 and 5)
    Each
 Reporting            9    Sole Dispositive Power
   Person                          0
    With
                     10    Shared Dispositive Power
                               6,540,575     (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           6,540,575   (excluding shares owned by other members of group)

          31,535,175   (including shares owned by other members of group)

12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares* /  /

13    Percent of Class Represented By Amount in Row (11)

           18.7   (excluding shares owned by other members of group)

           63.5   (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 5 of 187 Pages

        This Amendment No. 9 is filed on behalf of Canal+ S.A., Le Studio Canal+ and Cinepole Productions B.V. (collectively, "Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share, of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991, Amendment No. 2 dated November 11, 1991, Amendment No. 3 thereto dated January 23, 1992, Amendment No. 4 thereto dated March 24, 1992, Amendment No. 5 thereto dated June 22, 1992, Amendment No. 6 thereto dated November 10, 1992, Amendment No. 7 thereto dated April 27, 1993 and Amendment No. 8 thereto dated June 25, 1993 (collectively, "Schedule 13D"). This Amendment No. 9 is filed in order to disclose the inclusion of New Carolco Investments B.V. ("New CIBV") as a member of the previously reported group, to update Items 4, 5 and 6 of Schedule 13D and to disclose the effectiveness of the previously reported registration statement filed by Carolco.

ITEM 4.  PURPOSE OF TRANSACTION

        This item is amended by the addition of new text to read in full as follows:

        (a) & (e)     Carolco's registration statement became effective on
August 27, 1993. An understanding has been reached among Canal+, Pioneer LDCA, Inc. ("Pioneer"), RCS Video International Services B.V. ("RCS"), Credit Lyonnais S.A. ("CL") and New CIBV (or any of their respective affiliates and collectively referred to herein as the "Principal Stockholders") to enter into a stockholders agreement upon the consummation of Carolco's financial restructuring. See paragraph (d) below for a description of the stockholders agreement.

        As a result of the foregoing, Canal+ believes that New CIBV has become a member of the group consisting of Canal+, Pioneer, RCS and CL. A description of the transactions contemplated and the holdings of Carolco securities by each of the Principal Stockholders after giving effect to Carolco's financial restructuring appear in the table below.

                                                             Page 6 of 187 Pages


             IN EXCHANGE FOR:                                   CANAL+ WILL RECEIVE
             ----------------                                   -------------------
$2,714,069 of principal amount and accrued            1,180,030 shares of LIVE Common Stock
but unpaid interest ($68,800 as of August 10,         currently held by Carolco, a portion of which
1993) owed to Canal . . . . . . . . . . . . .         is pledged as collateral to Canal+, Pioneer and
                                                      RCS

9,424 shares of Series B Convertible Preferred
Stock ("Series B Preferred")

94,240 shares of Series D Convertible                 22,950,471 shares of Carolco Common Stock
Exchangeable Preferred Stock ("Series D
Preferred")

1,164 shares of Series E Convertible Preferred
Stock ("Series E Preferred")

The remaining $3,879,292 of principal amount          An estimated 5,172,389 shares of Carolco
and accrued but unpaid interest ($98,337 as of        Common Stock
August 10, 1993) owed to Canal+. . . . . . . .

$12,500,000 in cash. . . . . . . . . . . . . .        12,500 shares of Carolco Series A Convertible
                                                      Preferred Stock ("New Preferred")

20,576 shares of Series B Preferred

205,760 shares of Series D Preferred

2,542 shares of Series E Preferred

Option and a warrant to purchase an aggregate         Such securities and accrued amounts to be
of 597,344 shares of Carolco Common Stock at          relinquished to Carolco as a capital contribution
a weighted average exercise price of $3.65 per
share

Accrued but unpaid dividends on its Series B, D & E Preferred (approximately $5,644,855 as of August 10, 1993)

                                                      CANAL+ TOTAL:  12,500 shares of New
                                                                     Preferred, 1,180,030 shares of
                                                                     LIVE Common Stock, and an
                                                                     estimated 28,122,860 shares of
                                                                     Carolco Common Stock

                                                            Page 7 of 187 Pages

            IN EXCHANGE FOR:                           PIONEER WILL RECEIVE:
            ----------------                           ---------------------
$8,936,012 principal amount and accrued        3,885,223 shares of LIVE Common Stock currently
but unpaid interest ($226,522 as of August     held by Carolco, a portion of which is pledged as
10, 1993) owed to Pioneer .................    collateral to Canal+, Pioneer and RCS

18,848 shares of Series C Convertible
Exchangeable Preferred Stock ("Series C
Preferred")

1,656 shares of Series E Preferred             37,824,031 shares of Carolco Common Stock

$4,712,042 in 10% Convertible
Subordinated Debentures due 2006 (the
"Existing 10% Debentures")

The remaining $11,110,983 of principal         An estimated 14,814,644 shares of Carolco
amount and accrued but unpaid interest         Common Stock
($281,655) as of August 10, 1993) owed to
Pioneer....................................

$40,000,000 in cash                            40,000 shares of New Preferred

$10,287,958 in Existing 10% Debentures

41,152 shares of Series C Preferred

3,615 shares of Series E Preferred             Such securities and accrued amounts to be
                                               relinquished to Carolco as a capital contribution

Options and a warrant to purchase an
aggregate of 1,277,447 shares of Carolco
Common Stock at a weighted average
exercise price of $4.35 per share

Accrued but unpaid dividends and interest on its Existing 10% Debentures and Series
C & E Preferred (approximately
$8,489,384 as of August 10, 1993)

                                               PIONEER TOTAL: 40,000 shares of New Preferred
                                                               3,885,223 shares of LIVE Common
                                                               Stock, and an estimated 52,638,675
                                                               shares of Carolco Common Stock

                                                            Page 8 of 187 Pages


                  IN EXCHANGE FOR:                        RCS WILL RECEIVE:
                  ----------------                        -----------------
$2,714,069 of principal amount and all accrued
  but unpaid interest ($68,800 as of August 10,
  1993) owed to RCS ..................................    1,180,030 shares of LIVE Common Stock
                                                          currently held by Carolco, a portion of which
                                                          is pledged as collateral to Canal+, Prioneer and
                                                          RCS

1,201 shares of Series E Preferred
                                                          11,225,498 shares of Common Stock
$6,282,723 in Existing 10% Debentures

The remaining $4,096,727 of principal amount
of and accrued but unpaid interest ($103,849 as
of August 10, 1993) owed to RCS ......................    An estimated 5,462,302 shares of Carolco
                                                          Common Stock

$13,717,277 in Existing 10% Debentures

2,622 shares of Series E Preferred                        Such securities and accrued amounts to be
                                                          relinquished to Carolco as a capital contribution

Acrrued but unpaid dividends on its Existing
10% Debentures, Series E Preferred and other amounts owed to RCS (approximately
$4,599,854 as of August 10, 1993)

                                                          RCS TOTAL:  1,180,030 shares of LIVE
                                                                      Common Stock, and an
                                                                      estimated 16,687,800 shares of
                                                                      Carolco Common Stock

                                                          CL WILL RECEIVE:
                                                          ----------------

$30,000,000 in cash ..................................    30,000 shares of New Preferred

$30,000,000 in cash ..................................    $30,000,000 in principal amount of Carolco
                                                          5% Payment-in-Kind Convertible Subordinated
                                                          Notes due 2002


        New CIBV owns, and after Carolco's financial restructuring will continue to own, 7,929,328 shares of Carolco Common Stock substantially all of which shares are pledged to Canal+, Pioneer and RCS as security for outstanding loans.

        The commitment of Canal+, Pioneer and RCS to purchase New 7% Convertible Subordinated Notes of Carolco due 2006 has been increased from the previously reported amount of $20,000,000 to $27,500,000 subject to reduction under certain circumstances.

        (g) The increase in the number of authorized shares of Carolco Common Stock has been increased from the previously reported 500,000,000 to 650,000,000.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

        Item 5 of the Schedule 13D is amended by the addition of the following paragraph:

        New CIBV owns, as of the date of this Amendment No. 9, 7,929,328 shares, representing 2.8% of the outstanding shares, of Carolco Common Stock of which an aggregate of 7,929,327 shares have been pledged in equal amounts to each of Canal+, Pioneer and RCS as shown in the tablets set forth in this Item 5(a).

                                                            Page 9 of 187 Pages


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

              Item 6 of Schedule 13D is amended as follows:

        ACC First Amendment to Securities Purchase Agreement entered into as of July 29, 1993, among Carolco Pictures Inc. ("Carolco"), Cinepole Productions B.V. ("Cinepole"), MGM Holdings Corporation ("MGM") and Pioneer LDCA, Inc. ("Pioneer"); amends Securities Purchase Agreement dated as of May 25, 1993.

        ADD First Amendment to Contribution and Exchange Agreement entered into as of July 29, 1993, among Carolco, Cinepole, Pioneer, RCS Video International Services B.V. ("Video"), RCS Video Services Antilles N.V. and RCS International Communications N.V.; amends Contribution and Exchange Agreement dated as of May 25, 1993.

        AGG Standby Purchase and Investment Agreement entered into as of July 29, 1993, among Carolco, Cinepole, Le Studio Canal+, Pioneer, Video and Tele-Communications, Inc.; provides for the purchase under certain conditions of Carolco's 7% Convertible Subordinated Notes due 2006.

        ACCC Second Amendment to Securities Purchase Agreement entered into as of August 17, 1993, among Carolco, Cinepole, MGM and Pioneer; further amends Securities Purchase Agreement dated as of May 25, 1993, as amended as of July 29, 1993.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

        A.    Joint Filing Agreement pursuant to Rule 13d-1(f)(i)(iii).

        ACC First Amendment to Securities Purchase Agreement entered into as of July 29, 1993, among Carolco Pictures Inc. ("Carolco"), Cinepole Productions B.V. ("Cinepole"), MGM Holdings Corporation ("MGM") and Pioneer LDCA, Inc. ("Pioneer"). (Excludes Annex 2 which is filed herewith as Exhibit AGG.)

        ADD First Amendment to Contribution and Exchange Agreement entered into as of July 29, 1993, among Carolco, Cinepole, Pioneer, RCS Video International Services B.V. ("Video"), RCS Video Services Antilles N.V. and RCS International Communications N.V.

        AGG Standby Purchase and Investment Agreement entered into as of July 29, 1993, among Carolco, Cinepole, Le Studio Canal+, Pioneer, Video and Tele-Communications, Inc.

        ACCC Second Amendment to Securities Purchase Agreement entered into as of August 17, 1993, among Carolco, Cinepole, MGM and Pioneer.

                                                          Page 10 of 187 Pages

                                  SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 27, 1993                     CANAL+ S.A.



                                       By:  /s/ John A. St. Clair
                                         -------------------------------------
                                         Name:   John A. St. Clair
                                         Title:  Attorney-in-Fact


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 27, 1993                     LE STUDIO CANAL+



                                       By:  /s/ John A. St. Clair
                                         -------------------------------------
                                         Name:   John A. St. Clair
                                         Title:  Attorney-in-Fact


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 27, 1993                     CINEPOLE PRODUCTIONS B.V.



                                       By:  /s/ John A. St. Clair
                                         -------------------------------------
                                         Name:   John A. St. Clair
                                         Title:  Attorney-in-Fact

                                                            Page 11 of 187 Pages

                              INDEX TO EXHIBITS

                                                                            PAGE

A.  Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii)                  12

    ACC   First Amendment to Securities Purchase Agreement entered into as of July 29, 1993, among Carolco Pictures Inc. ("Carolco"),
          Cinepole Productions B.V. ("Cinepole"), MGM Holdings Corporation
          ("MGM") and Pioneer LDCA, Inc. ("Pioneer")                          13

    ADD   First Amendment to Contribution and Exchange Agreement entered into as of July 29, 1993 among Carolco, Cinepole, Pioneer, RCS
          Video International Services B.V. ("Video"), RCS Video Services
          Antilles N.V. and RCS International Communications N.V.             51

    AGG   Standby Purchase and Investment Agreement entered into as of
          July 29, 1993, among Carolco, Cinepole, Le Studio Canal+,
          Pioneer, Video and Tele-Communications, Inc.                        59

    ACCC  Second Amendment to Securities Purchase Agreement entered into
          as of August 17, 1993, among Carolco, Cinepole, MGM and Pioneer.   183

                                                              ATTACHMENT NO. 11


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 10)*


                            CAROLCO PICTURES INC.
                   ---------------------------------------
                               (Name of Issuer)


                   Common Stock, par value $0.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)


                                 143763 10 0
                   ---------------------------------------
                                (CUSIP Number)

                     John A. St. Clair, Coudert Brothers
              1055 W. 7th Street, Los Angeles, California 90017
                               (213) 688-9088
                ----------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)


                               October 20, 1993
                     ------------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Exhibit Index: Page 12
                             Page 1 of 106 pages

CUSIP No. 143763 10 0                                        Page 2 of 106 Pages

                                SCHEDULE 13D

1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

           CANAL+ S.A.
           (has no S.S. or I.R.S. Identification No.)

2     Check the Appropriate Box If a Member of a Group*
                          a.  /X/
                          b.  / /

3     SEC Use Only

4     Source of Funds*

           AF; OO

5     Check Box If Disclosure of Legal Proceedings Is Required
      Pursuant to Items 2(d) or 2(e)  /  /

6     Citizenship or Place of Organization

         Republic of France

                 7     Sole Voting Power
 Number of                      0
   Shares
Beneficially     8     Shared Voting Power
  Owned By                  47,266,698  (see Items 4 and 5)
    Each
 Reporting       9     Sole Dispositive Power
  Person                       0
   With
                10     Shared Dispositive Power
                            47,266,698  (see Items 4 and 5)

11    Aggregate Amount Beneficially Owned by Each Reporting Person

           49,909,807  (excluding shares owned by other members of group)

          284,910,260  (including shares owned by other members of group)


12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
      Shares*  /  /

13    Percent of Class Represented By Amount in Row (11)

           31.4%  (excluding shares owned by other members of group)

           87.3%  (including shares owned by other members of group)

14    Type of Reporting Person*

           CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No. 143763 10 0                                  Page 3 of 106 Pages

                                 SCHEDULE 13D

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

             Cinepole Productions B.V.
             (has no S.S. or I.R.S. Identification No.)

2    Check the Appropriate Box if a Member of a Group*
                         a.  /X/
                         b.  / /

3    SEC Use Only

4    Source of Funds*

        AF; OO

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

6    Citizenship or Place of Organization

               Republic of France

                      7    Sole Voting Power
  Number of
    Shares
 Beneficially         8    Shared Voting Power
  Owned By                     46,933,364   (see Items 4 and 5)
    Each
  Reporting           9    Sole Dispositive Power
   Person                         0
    With
                     10    Shared Dispositive Power
                               46,933,364    (see Items 4 and 5)

11   Aggregate Amount Benefically Owned by Each Reporting Person

            46,933,364   (excluding shares owned by other members of group)

           281,933,817   (including shares owned by other members of group)

12   Check Box If the Aggregate Amount in Row (11) Excludes Certain
     Shares*   /  /

13   Percent of Class Represented By Amount in Row (11)

              29.5%   (excluding shares owned by other members of group)

              86.4%   (including shares owned by other members of group)

14   Type of Reporting Person*

                CO


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 143763 10 0                                    Page 4 of 106 Pages

                                 SCHEDULE 13D

[S]  [C]
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

            Le Studio Canal+
            (has no S.S. or I.R.S. Identification No.)

 2   Check the Appropriate Box If a Member of a Group*
                         a. /X/
                         b. / /


 3   SEC Use Only

 4   Source of Funds*
            WC; 00

 5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) / /

 6   Citizenship or Place of Organization

                  Republic of France

                     7    Sole Voting Power
  Number of                      0
   Shares
Beneficially         8    Shared Voting Power
  Owned By                    47,266,698   (see Items 4 and 5)
    Each
  Reporting          9    Sole Dispositive Power
   Person                        0
    With
                    10    Shared Dispositive Power
                              47,266,968   (see Items 4 and 5)

11   Aggregate Amount Beneficially Owned by Each Reporting Person

            49,909,807   (excluding shares owned by other members of group)

           284,910,260   (including shares owned by other members of group)

12   Check Box If the Aggregate Amount in Row (11) Exclude Certain
     Shares*  /  /

13   Percent of Class Represented By Amount in Row (11)

           31.4%   (excluding shares owned by other members of group)

           87.3%   (including shares owned by other members of group)

14   Type of Reporting Person*

             CO


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 5 of 106 Pages

        This Amendment No. 10 is filed on behalf of Canal+ S.A., Le Studio Canal+ and Cinepole Productions B.V. (collectively, "Canal+") and amends the initial Statement dated June 15, 1990 filed by Canal+ with respect to Common Stock, par value $0.01 per share, of Carolco Pictures Inc. ("Carolco"), Amendment No. 1 thereto dated February 28, 1991, Amendment No. 2 thereto dated November 11, 1991, Amendment No. 3 thereto dated January 23, 1992, Amendment No. 4 thereto dated March 24, 1992, Amendment No. 5 thereto dated June 22, 1992, Amendment No. 6 thereto dated November 10, 1992, Amendment No. 7 thereto dated April 27, 1993, Amendment No. 8 thereto dated June 25, 1993, and Amendment No. 9 thereto dated September 27, 1993 (collectively, "Schedule 13D"). This Amendment No. 10 is filed in order to disclose transactions in the securities of Carolco as a result of the previously disclosed financial restructuring of Carolco, and related matters.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        This item is amended by the addition of the following paragraphs.

        Upon the consummation of the financial restructuring of Carolco, Canal+ acquired:

        (a) 22,950,471 shares of Carolco Common Stock in exchange for 9,424 shares of Carolco Series B Convertible Preferred Stock ($9,424,000 aggregate liquidation preference), 94,240 shares of Carolco Series D Preferred Stock ($4,712,000 aggregate liquidation preference) and 1,164 shares of Carolco Series E Preferred Stock ($1,164,000 aggregate liquidation preference);

        (b) 3,051,660 shares of Carolco Common Stock in exchange for $3,318,681 of principal amount and accrued but unpaid interest owed to Canal+ under a loan made by Canal+ to Carolco; and

        (c) 12,500 shares of Carolco Series A Convertible Preferred Stock ("New Preferred") (convertible into 20,833,333 shares of Carolco Common Stock) in exchange for a cash payment of $12,500,000.

ITEM 4. PURPOSE OF TRANSACTION

        This item is amended by the addition of new text to read in full as follows:

        (a), (d), (e), (g) and (h). The financial restructuring of Carolco was consummated on October 20, 1993.

                                                             Page 6 of 106 Pages

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

        Item 5(a) of Schedule 13D is amended to read in full as follows:

                (a) As of the date of this Amendment No. 10, Canal+ S.A. may be deemed benefically to own indirectly through Le Studio Canal+ the following securities of Carolco, excluding the securities of Carolco owned by the Members (defined below) other than Canal+.


        Title of Class          Number of Shares          Percent of Class
        --------------          ----------------          ----------------

         Common Stock               2,643,109(1)                1.9
         Common Stock              +  333,334(2)                0.2
                                    ---------                   ---
           SUB-TOTAL                2,976,443                   2.2*
                                    =========                   ===

        As of the date of this Amendment No. 10, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, and Le Studio Canal+ may be deemed to own indirectly through Cinepole Porudctions B.V., the following securities of Carolco, excluding securities of Carolco owned by the Members other than Canal+.


        Title of Class          Number of Shares          Percent of Class
        --------------          ----------------          ----------------
         Common Stock              26,100,031                   16.4
         Common Stock              20,833,333(3)                13.1
                                   ----------                   ----
           SUB-TOTAL               46,933,364                   29.5
                                   ----------                   ----
             TOTAL                 49,909,807                   31.4*
                                   ==========                   ====

- ------------
(1) These shares are subject to a pledge agreement which does not satisfy the conditions set forth in SEC Rule 13d-3(d)(3).

(2) These shares may be acquired upon the exercise of the option referred to in Item 6 of Amendment No. 7.

(3) These shares may be acquired upon the conversion of 12,500 shares of New Preferred. The New Preferred may be converted at any time.

 *    Does not foot due to rounding.

                                                             Page 7 of 106 Pages


        Canal+, RCS Video International Services B.V. ("RCS"), Pioneer LDCA, Inc. ("Pioneer") and Credit Lyonnais S.A. ("CL") (collectively, with certain of their respective affiliates, the "Purchasers") have formed a group for the purpose of purchasing additional voting securities of Carolco and obtaining a majority representation on the board of directors of Carolco. The Purchasers and New Carolco Investments B.V. ("New CIBV") have formed a group for purposes of obtaining a majority representation on the board of directors of Carolco. The Purchasers and New CIBV are hereinafter collectively referred to as the "Members."

        As of the date of this Amendment No. 10, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+ and by reason of Canal+ being one of the Members:



            Title of Class           Number of Shares          Percent of Class
            --------------           ----------------          ----------------
            BY CANAL+

            Common Stock                2,643,109(4)                 0.8
            Common Stock                + 333,334(5)                 0.1
                                        ---------                    ---
              SUB-TOTAL                 2,976,443                    0.9
                                        =========                    ===


        As of the date of this Amendment No. 10, Canal+ S.A. may be deemed beneficially to own indirectly through Le Studio Canal+, (which owns such shares indirectly through Cinepole Productions B.V.) and by reason of Canal+ being one of the Members, the following securities of Carolco:


            BY CANAL+                Number of Shares          Percent of Class
            ----------               ----------------          ----------------

            Common Stock                26,100,031                    7.9
            Common Stock                20,833,333(6)                 6.4
                                        ----------                   ----
              SUB-TOTAL                 46,933,364                   14.3
                                        ==========                   ====


            BY PIONEER               Number of Shares          Percent of Class
            ----------               ----------------          ----------------

            Common Stock                46,420,574                   14.2
            Common Stock                66,666,666(7)                20.4
            Common Stock                 2,643,109(8)                 0.8
            Common Stock                +  333,334(9)                 0.1
                                       -----------                   ----
              SUB-TOTAL                116,063,683                   35.6*
                                       ===========                   ====

______________

  (4)  See Footnote 1 on Page 6.

  (5)  See Footnote 2 on page 6.

  (6) These shares may be acquired upon the conversion of 12,500 shares of New Preferred. The New Preferred may be converted at any time.

  (7) These shares may be acquired upon the conversion of 40,000 shares of New Preferred. The New Preferred may be converted at any time.

  (8)  See Footnote 1 on page 6.

  (9)  See Footnote 2 on page 6.

   *   Does not foot due to rounding.

                                                         Page 8 of 106 Pages

BY RCS              Number of Shares           Percent of Class
- ------              ----------------           ----------------
Common Stock          15,960,316                     4.9
Common Stock           2,643,109(10)                 0.8
Common Stock          +  333,334(11)                 0.1
                      ----------                     ---
  SUB-TOTAL           18,936,759                     5.7*
                      ==========                     ===



BY CL               Number of Shares           Percent of Class
- -----               ----------------           ----------------
Common Stock          50,000,000(12)                15.3
Common Stock          50,000,010(13)                15.3
                     -----------                    ----
  SUB-TOTAL          100,000,010                    30.6
                     ===========                    ====



BY NEW CIBV         Number of Shares           Percent of Class
- -----------         ----------------           ----------------
Common Stock           7,929,328(14)                 2.4(14)
                     -----------                    ----
  TOTAL              284,910,260                    87.3
                     ===========                    ====


- ----------

(10) See Footnote 1 on page 6.

(11) See Footnote 2 on page 6.

(12) These shares may be acquired upon the conversion of 30,000 shares of New Preferred. The New Preferred may be converted at any time.

(13) These shares may be acquired upon the conversion of $30,000,000 principal amount of 5% Payment-In-Kind Convertible Subordinated Notes due 2002
     (the "5% Notes"). While the 5% Notes may not be converted within 60 days of this Amendment No. 10, the shares are included herein in accordance with SEC Rule 13d-(1)(i) since Canal+ believes the 5% Notes were acquired by CL in connection with, or as a participant in, a transaction having the purpose or effect of changing or influencing the control of Carolco.

(14) Since all but 1 of these shares have been pledged to Canal+, Pioneer and RCS and the beneficial ownership by each of them is shown separately above (see Footnotes 1, 8 and 10), only 1 share has been included in the total number, and the percent of class represented has been excluded from the total, so as to avoid double counting.

  *  Does not foot due to rounding.

                                                            Page 9 of 106 Pages

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        Item 6 of Schedule 13D is amended by the addition of the following:

        In connection with the consummation of Carolco's financial restructuring, the agreements described below have been concluded by Canal+. A copy of each such agreement is filed as an Exhibit hereto, with the Exhibit letter set opposite the description of each such agreement.

AEE Registration Rights Agreement dated as of October 20, 1993, among Carolco Pictures, Inc. and Pioneer LDCA, Inc. ("Pioneer"), Cinepole Productions B.V. ("Cinepole"), RCS Video International Services B.V. ("RCS") and MGM Holdings Corporation ("MGM"); provides for the registration by Carolco of Carolco Common Stock received by MGM, Cinepole, Pioneer or RCS upon the conversion of New Preferred and/or 5% Notes purchased pursuant to the Securities Purchase Agreement, as amended, or received in exchange under the Contribution and Exchange Agreement, as amended.

AFF    Stockholders' Agreement dated as of October 20, 1993, among
       Pioneer, Cinepole, RCS, MGM and New Carolco Investments B.V.; controls certain areas of corporate governance of Carolco, as described more fully in Item 4 of Amendment No. 8.

AHH    Subordination Agreement dated as of October 20, 1993, among
       Pioneer, Cinepole, RCS, RCS International Communications N.V. and MGM; provides that, in the event of a liquidation of Carolco, MGM and the other parties previously named in this sentence will receive payments in respect of their Carolco Common Stock held as a result of the conversion of New Preferred and/or 5% Notes purchased pursuant to the Securities Purchase Agreement, as amended, prior to such other parties' receiving any liquidation payments in respect of Carolco Common Stock held by them as of the date of Carolco's financial restructuring or received in connection with Carolco's financial restructuring.

ALL    Put and Call Agreement dated as of October 20, 1993, among MGM,
       Credit Lyonnais S.A. and Cinepole; provides that MGM will have the right to sell to Cinepole, and Cinepole will have the right to buy from MGM, certain amounts of Carolco Common Stock, with such rights contingent upon the happening of certain events.

                                                           Page 10 of 106 Pages

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

A       Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii).

AEE Registration Rights Agreement dated as of October 20, 1993, among Carolco Pictures Inc. ("Carolco") and Pioneer LDCA, Inc. ("Pioneer"), Cinepole Productions B.V. ("Cinepole"), RCS Video International Services B.V. ("RCS") and MGM Holdings Corporation ("MGM").

AFF Stockholders' Agreement dated as of October 20, 1993, among Pioneer, Cinepole, RCS, MGM and New Carolco Investments B.V.

AHH Subordination Agreement dated as of October 20, 1993, among Pioneer, Cinepole, RCS, RCS International Communications N.V. and MGM.

ALL Put and Call Agreement dated as of October 20, 1993, among MGM, Credit Lyonnais S.A. and Cinepole.

B       Powers of Attorney.

                                                           Page 11 of 106 Pages


                                  SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 11, 1993                          CANAL+ S.A.


                                           By:    /s/ John A. St. Clair
                                               --------------------------------
                                               Name:    John A. St. Clair
                                               Title:   Attorney-in-Fact


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 11, 1993                          LE STUDIO CANAL+


                                           By:   /s/ John A. St. Clair
                                               --------------------------------
                                               Name:    John A. St. Clair
                                               Title:   Attorney-in-Fact


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 11, 1993                          CINEPOLE PRODUCTIONS B.V.


                                           By:   /s/ John A. St. Clair
                                               --------------------------------
                                               Name:    John A. St. Clair
                                               Title:   Attorney-in-Fact

                                                            Page 12 of 106 Pages

                              INDEX TO EXHIBITS


                                                                                                                      Page
                                                                                                                      ----
A     Joint Filing Agreement pursuant to Rule 13d-1(f)(1)(iii) ....................................................    13

AEE   Registration Rights Agreement dated as of October 20, 1993, among Carolco Pictures Inc.
      ("Carolco") and Pioneer LDCA, Inc. ("Pioneer"), Cinepole Productions B.V. ("Cinepole"),
      RCS Video International Services B.V. ("RCS") and MGM Holdings Corporation ("MGM")...........................    14

AFF   Stockholders' Agreement dated as of October 20, 1993, among Pioneer, Cinepole, RCS, MGM and New Carolco
      Investments B.V. ............................................................................................    54

AHH   Subordination Agreement dated as of October 20, 1993, among Pioneer, Cinepole, RCS, RCS International
      Communications N.V. and MGM..................................................................................    82

ALL   Put and Call Agreement dated as of October 20, 1993, among MGM, Credit Lyonnais S.A. and Cinepole............    95

B     Powers of Attorney...........................................................................................   104
